Exhibit 10.2

Form of Operating Agreement of Blue Bronco, LLC

OPERATING AGREEMENT

among

BLUE BRONCO, LLC

and

THE MEMBERS NAMED HEREIN

September 9, 2020

THE UNITS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACTS OR LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS AND LAWS. THE SALE OR OTHER DISPOSITION OF SUCH UNITS IS RESTRICTED AS STATED IN THIS AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS. BY ACQUIRING UNITS REPRESENTED BY THIS AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS UNITS WITHOUT COMPLIANCE WITH THE PROVISIONS OF THIS AGREEMENT AND REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND LAWS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS OPERATING AGREEMENT (this “Agreement”) of Blue Bronco, LLC, a Colorado limited liability company (the “Company”), is effective as of the 9th day of September, 2020, by and among the Company and each person and entity who from time-to-time is admitted as a member of the Company in accordance with the terms of this Agreement (each individually a “Member,” and collectively, the “Members”) and is listed as a member on Schedule A attached hereto (the “Members Schedule”). Capitalized terms used herein shall have the meanings set forth in Annex 1 attached hereto.

RECITALS

WHEREAS, the Company was formed as a limited liability company under the Colorado Limited Liability Company Act, C.R.S. §§ 7-80-101, et seq. (as amended from time to time, the “LLC Act”) by the filing of the Company’s Articles of Organization (the “Articles of Organization”) with the Secretary of the State of Colorado on June 10, 2020; and

WHEREAS, the parties agree that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

ORGANIZATION

Section 1.01 Formation.

(a)                The Company was formed on June 10, 2020 upon the filing of the Articles of Organization with the Secretary of the State of Colorado.

(b)               This Agreement shall constitute the “operating agreement” (as that term is used in the LLC Act) of the Company. The rights, powers, duties, obligations, and liabilities of the Members shall be determined pursuant to this Agreement and the LLC Act. To the extent such rights, powers, duties, obligations and liabilities are different by reason of any provision this Agreement than they would be under the LLC Act, in the absence of such provision, this Agreement shall, to the extent permitted by the LLC Act, control.

Section 1.02 Name. The name of the Company is “Blue Bronco, LLC” or such other name or names as the Board may from time-to-time designate in accordance with the LLC Act; provided, however, that the name shall always contain the words “Limited Liability Company” or other abbreviation “L.L.C.” or the designation “LLC”. The Board shall give prompt notice to each of the Members of any change to the name of the Company.

Section 1.03 Principal Office. The principal office of the Company will be at such place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members.

Section 1.04 Registered Office; Registered Agent.

(a)                The street and mailing address of the registered office of the Company shall be the office of the initial registered agent named in the Articles of Organization or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by Applicable Law.

(b)               The registered agent of the Company for service of process in the State of Colorado shall be as set forth in the Articles of Organization or any subsequent filing with the Secretary of the State of Colorado.

(c)                In the event of a change in the registered office or agent of the Company by the Board, the Company shall promptly file a statement of change with Secretary of State of Colorado in the manner provided by the LLC Act.

Section 1.05 Purpose; Powers.

(a)                The purpose of the Company is to engage in any activity within the purposes for which a limited liability company may be formed under the LLC Act and to engage in any and all activities necessary or incidental thereto.

(b)               The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the LLC Act.

Section 1.06 Term. The term of the Company commenced on the date the Articles of Organization were filed with the Secretary of State of Colorado and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement or the LLC Act.

Section 1.07 No State-Law Partnership. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and, to the extent permissible, the Company shall elect to be treated as a partnership for such purposes. The Company and each Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Member shall take any action inconsistent with such treatment. The Members intend that the Company shall not be a state law partnership (including, without limitation, a limited partnership) or joint venture, and that no Member, Manager or Officer of the Company shall be a partner or joint venture of any other Member, Manager or Officer of the Company, for any purpose other than as set forth in the first sentence of this Section 1.07.

Section 1.08 Regulatory Licenses. The Members intend that the Company or Company Subsidiaries shall hold for Regulatory Licenses pursuant to applicable Regulatory Laws. The Company shall not engage in any Regulated Activity without the applicable Regulatory Licenses. In connection with the foregoing, the Board and each Member shall take all actions reasonably necessary in connection with any application for such Regulatory Licenses and shall not other otherwise take or fail to take any action that would reasonably be expected to have a material adverse effect on such applications. Without limiting the foregoing, the Members and the Board acknowledge and agree that this Agreement must comply with Regulatory Laws and may be subject to review or approval by Regulatory Authorities. In the event that a Regulatory Authority determines, or the Board or Members otherwise reasonably determine, that this Agreement does not comply with Regulatory Laws (including pursuant to a change in Regulatory Laws or direction by Regulatory Authorities) or otherwise would reasonably likely to preclude or materially delay, jeopardize, impede or impair, or impose materially burdensome terms and conditions on, the ability of the Company or any of its subsidiaries to conduct any Regulated Activities or to obtain, retain, renew or reinstate any Regulatory License, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 1.09 Marijuana Activities. ACQUISITION OF THE UNITS OR SERVICES TO THE COMPANY INVOLVES DIRECT AND/OR INDIRECT INTERESTS IN MARIJUANA. THE CULTIVATION, HARVESTING, MANUFACTURING, PRODUCTION, MARKETING, COMMERCIALIZATION, DISTRIBUTION, TRANSFER, SALE AND/OR POSSESSION OF MARIJUANA IS ILLEGAL UNDER U.S. FEDERAL LAW. NO PARTY HERETO, NOR ANY ATTORNEYS FOR SUCH PARTY, HAVE MADE ANY REPRESENTATION TO THE CONTRARY. EACH MEMBER, MANAGER AND OFFICER ASSUMES ALL RISKS ASSOCIATED WITH ACQUISITION OF THE UNITS OR SERVICES TO THE COMPANY, INCLUDING THE RISK OF CRIMINAL PROSECUTION, AND HEREBY REPRESENTS AND WARRANTS THAT IT ACKNOWLEDGES AND UNDERSTANDS SUCH RISKS AND THAT ITS ACQUISITION OF THE UNITS OR SERVICES TO THE COMPANY DOES NOT VIOLATE THE LAWS OF THE JURISDICTIONS UNDER WHICH IT RESIDES OR IS DOMICILED AND, AS APPLICABLE, IS FORMED OR ORGANIZED (OTHER THAN FEDERAL MARIJUANA LAWS).

ARTICLE II

UNITS

Section 2.01 Units Generally. The Membership Interests shall be represented by issued and outstanding Units, which may be divided into one (1) or more types, classes, or series. Each type, class, or series of Units shall have the privileges, preference, distribution priorities, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement. The Units shall not be certificated. The Board shall maintain the Members Schedule to include the number of Units, including types, classes and series, held by each Member and shall update the Members Schedule upon the issuance or Transfer of any Units to any new or existing Member as permitted hereunder.

Section 2.02 Authorization and Issuance of Common Units. Subject to compliance with the terms of this Agreement, the Company is hereby authorized to issue a class of Units designated as Common Units.

Section 2.03 Other Issuances. In addition to the Common Units, the Company is hereby authorized, subject to compliance with the provisions of this Agreement, to authorize and issue or sell to any Person any of the following (collectively, “New Interests”): (i) any new type, class or series of Units not otherwise described in this Agreement, which Units may be designated as classes or series of the Common Units but having different rights; and (ii) Unit Equivalents.

Section 2.04 Regulatory Compliance. Notwithstanding anything else contained herein, any authorization, issuance, or sale of additional Units, Unit Equivalents or New Interests shall be permitted only if such authorization, issuance or sale (i) is conducted in compliance with the requirements of all Regulatory Laws (including the applicable Regulatory Authority), including that such authorization, issuance or sale may be subject to the prior approval of the Regulatory Authorities and (ii) such authorization, issuance or sale not be reasonably expected to preclude or materially delay, jeopardize, impede or impair, or impose materially burdensome terms and conditions on, the ability of the Company or any of its subsidiaries to conduct any Regulated Activities or to obtain, retain, renew or reinstate any Regulatory License. Any purported authorization, issuance, or sale of any Units, Unit Equivalents or New Interests in violation of this Section 2.04 shall be null and void.

ARTICLE III

MEMBERS

Section 3.01 Admission of New Members.

(a)                Notwithstanding anything else contained herein, a Person not already a Member of the Company shall be admitted into the Company as a Member only if: (i) such Person is suitable, eligible or otherwise qualified pursuant to any Regulatory Laws (including by the applicable Regulatory Authority) to be a Member and to own or control the applicable Units, (ii) such admission is conducted in compliance with the Regulatory Laws, including that such admission may be subject to the prior approval of the Regulatory Authorities, (iii) such admission may not reasonably be expected to preclude or materially delay, jeopardize, impede or impair, or impose materially burdensome terms and conditions on, the ability of the Company or any of its subsidiaries to conduct any Regulated Activities or to obtain, retain, renew or reinstate any Regulatory License. Any admission or attempted admission of a Person as a Member in violation of this Section 3.01(a) shall be null and void and of no effect for all purposes of this Agreement.

(b)               Any Person not already a Member of the Company may be admitted as a Member from time to time: (i) in connection with an issuance of Units by the Company; and (ii) in connection with a Transfer of Units, in each case, subject to compliance with the provisions of this Agreement.

(c)                In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Units, (i) Section 3.01(a) shall be complied with and (ii) such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of the Members Schedule by the Board and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his, her or its Units.

Section 3.02 Representations and Warranties of Members. By execution and delivery of this Agreement or a Joinder Agreement, as applicable, each Member, whether admitted as of the date hereof or pursuant to Section 3.01, represents and warrants to the Company and acknowledges that:

(a)                The Units have not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless: (i) they are subsequently registered or exempted from registration under the Securities Act; and (ii) the provisions of this Agreement have been complied with;

(b)               Such Member’s Units are being acquired for its own account solely for investment and not with a view to resale or distribution thereof;

(c)                Such Member, with the assistance of its advisor (if any): (i) has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company; (ii) has made its own evaluation of the legal, tax, accounting, financial and other merits and risks of an investment in the Company; and (iii) acknowledges that it and its advisors (if any) have been provided adequate access to the personnel, properties, premises and records of the Company and Company Subsidiaries for such purpose;

(d)               The determination of such Member to acquire Units has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and Company Subsidiaries that may have been made or given by any other Member or by any agent or employee of any other Member;

(e)                Such Member, with the assistance of its own professional advisors, to the extent such Member has deemed appropriate, has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto;

(f)                 Such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(g)               The execution, delivery and performance of this Agreement have been duly authorized by such Member and, except for requisite approvals of Regulatory Authorities, do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound;

(h)               This Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by Bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity);

(i)                 Neither the issuance of any Units to any Member nor any provision contained herein will entitle the Member to remain in the employment of the Company or any Company Subsidiary or affect the right of the Company or any Company Subsidiary to terminate the Member’s employment at any time for any reason, other than as otherwise provided in such Member’s employment agreement or other similar agreement with the Company or Company Subsidiary;

(j)                 Such Member is suitable, eligible or otherwise qualified pursuant to any Regulatory Laws (including by the applicable Regulatory Authority) to be a Member and to own or control the applicable Units;

(k)               Such Member’s acquisition of the Units does not violate the laws of the jurisdictions under which such Member resides or is domiciled and, as applicable, is formed or organized (other than U.S. Federal Marijuana Laws);

(l)                 SUCH MEMBER UNDERSTANDS AND ACKNOWLEDGES THAT THE COMPANY INTENDS TO ENGAGE, DIRECTLY OR INDIRECTLY, IN MARIJUANA RELATED ACTIVITIES AND THAT SUCH MEMBER HAS REVIEWED AND CONSIDERED THE RISK FACTORS RELATED TO AN INVESTMENT IN THE COMPANY ATTACHED HERETO AS EXHIBIT C AND ADDITIONAL RISK FACTORS THAT MAY AFFECT AN INVESTMENT IN THE COMPANY, INCLUDING WITHOUT LIMITATION THE FOLLOWING:

(i)                 MARIJUANA IS CLASSIFIED UNDER FEDERAL LAW AS A SCHEDULE I CONTROLLED SUBSTANCE. UNDER SUPREME COURT PRECEDENT, FEDERAL LAW CRIMINALIZING THE USE OF MARIJUANA IS NOT PREEMPTED BY STATE LAW THAT LEGALIZES ITS USE. THUS, IRRESPECTIVE OF ANY STATE LAW OR OTHER REGULATORY LAW, THE FEDERAL GOVERNMENT COULD AT ANY TIME CHOOSE TO PROSECUTE THE COMPANY AND ITS OWNERS, INCLUDING ITS MEMBERS;

(ii)               Because marijuana is illegal under federal law, many banking institutions take the position that they cannot accept for deposit funds from the marijuana trade, and therefore cannot do business with participants in the marijuana industry, such as the Company; and

(iii)            Certain taxable deductions may be barred under 26 U.S.C. § 280E, which states that a business engaging in the trafficking of a Schedule I or II controlled substance (e.g. marijuana) is barred from taking certain “necessary and ordinary” expenses as deductions. As such, the Members may experience “phantom income,” where they are taxed on the allocated profits of the Company in excess of the profits of the Company which are actually distributed to them hereunder.

(m)             None of the foregoing shall replace, diminish or otherwise adversely affect any Member’s representations and warranties made by it in any Subscription Agreement.

Section 3.03 No Personal Liability. Except as otherwise expressly provided in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or of any Company Subsidiary or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member. The liability of each Member shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement

Section 3.04 No Withdrawal. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.

Section 3.05 Death. The death of any Member shall not cause the dissolution of the Company. In such event the Company and its business shall be continued by the remaining Member or Members and the Units owned by the deceased Member shall, subject to compliance with the provisions of this Agreement, be Transferred to such Member’s heirs; provided, however, that within a reasonable time after such Transfer, the applicable heirs shall sign a written undertaking substantially in the form of the Joinder Agreement.

Section 3.06 Voting. Except as otherwise provided by this Agreement (including Section 13.10) or as otherwise required by Applicable Law, each Member shall be entitled to one (1) vote per Common Unit on all matters upon which the Members have the right to vote under this Agreement.

Section 3.07 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

ARTICLE IV

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.01 Initial Capital Contributions. Each Member as of the date hereof agrees to contribute to the Company such initial Capital Contributions in the aggregate amount set forth on the Members Schedule (with respect to each such Member, such Member’s “Capital Commitment”) as consideration for the number, type, series and class of Units in the amounts set forth opposite such Member’s name on the Members Schedule as in effect on the date hereof. Capital Contributions shall be credited to the contributing Member's Capital Account at the time of such contribution to the Company.

Section 4.02 Additional Capital Contributions.

(a)                No Member shall be required to make any additional Capital Contributions to the Company. Any future Capital Contributions made by any Member shall only be made with the consent of the Board and in connection with an issuance of Units made in compliance with Article VIII.

(b)               No Member shall be required to lend any funds to the Company and no Member shall have any personal liability for the payment or repayment of any Capital Contribution by or to any other Member. If one or more Members lend funds to the Company in order to fund operating expenses or working capital needs of the Company, such loan will be on such other terms as determined by the Board and the lending Member.

Section 4.03 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 4.03 and other provisions of this Article IV. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a)	Each Member’s Capital Account shall be increased by the amount of:

(i)                 such Member’s Capital Contributions, including such Member’s initial Capital Contribution;

(ii)               any Net Income or other item of income or gain allocated to such Member pursuant to Article V; and

(iii)            any liabilities of the Company that are assumed by such Member or secured by any property owned by such Member.

(b)	Each Member’s Capital Account shall be decreased by:

(i)                 the cash amount or Book Value of any property Distributed to such Member pursuant to Article VI and Section 11.03(c);

(ii)               the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article V; and

(iii)            the amount of any liabilities of such Member assumed by the Company or which are secured by any property owned by such Member ..

(c)                The Rules of Treasury Regulations § 1.704-1(b)(2)(iv)(d) (with respect to the maintenance of capital accounts in connection with the exercise of a noncompensatory option) shall be incorporated by reference and shall be given effect in the maintenance of the Capital Accounts.

Section 4.04 Succession Upon Transfer. In the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units and, subject to Section 5.04, shall receive allocations and Distributions pursuant to Article V and Article VI in respect of such Units.

Section 4.05 Negative Capital Accounts. In the event that any Member shall have a deficit balance in his, her or its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 4.06 No Withdrawal. No Member shall be entitled to withdraw any part of his, her or its Capital Account or to receive any Distribution from the Company, except as provided in this Agreement. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any Distributions to any Members, in liquidation or otherwise.

Section 4.07 Treatment of Loans from Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 4.03(a)(iii), if applicable.

Section 4.08 Intent and Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations § 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

ARTICLE V

ALLOCATIONS

Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual and/or gross items of income, gain, loss or deduction) of the Company shall be allocated among the Members in a manner such that, after adjusting each Member’s Capital Account for all Capital Contributions and Distributions made during such Fiscal Year (or portion thereof) and after giving effect to the special allocations set forth in Section 5.02, the Target Capital Account balance of each Member (which may be either a positive or negative balance), immediately after making such adjustments and allocations, is, as nearly as possible, equal to the Distributions that would be made to such Member pursuant to Section 11.03(c) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), and the net assets of the Company were Distributed, in accordance with Section 11.03(c).

Section 5.02 Regulatory and Special Allocations. Notwithstanding the provisions of Article VI:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations § 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations § 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations §§ 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02(a) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations § 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations § 1.704-2(i). Except as otherwise provided in Treasury Regulations § 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations §§ 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations § 1.704- 2(i)(4) and shall be interpreted consistently therewith.

(c) In the event any Member unexpectedly receives any adjustments, allocations, or Distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5), or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account deficit created by such adjustments, allocations, or Distributions as quickly as possible. This Section 5.02(c) is intended to comply with the qualified income offset requirement in Treasury Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) In the event an allocation of Net Loss would cause or increase an Adjusted Capital Account deficit of a Member in a manner that cannot have substantial economic effect, such Net Loss will, unless otherwise determined by the Board, be allocated among all Members according to their Unit holdings.

(e) The allocations set forth in Section 5.02(a) through Section 5.02(c) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code § 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

(f) The Board and the Members acknowledge that allocations like those described in Proposed Treasury Regulations § 1.704-1(b)(4)(xii)(c) (“Forfeiture Allocations”) result from the allocations of Net Income and Net Loss provided for in this Agreement. For the avoidance of doubt, the Company is entitled to make Forfeiture Allocations and, once required by applicable final or temporary guidance, allocations of Net Income and Net Loss will be made in accordance with Proposed Treasury Regulations § 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.

Section 5.03 Tax Allocations.

(a) Subject to Section 5.03(b) through Section 5.03(e), all income, gains, losses, and deductions of the Company shall be allocated, for federal, state, and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, and deductions among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses, and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code § 704(c) and such permissible method(s) under Treasury Regulations § 1.704-3 as determined by the Tax Representative with the consent of the Members, so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code § 704(c).

(d) Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Tax Representative with the consent of the Members taking into account the principles of Treasury Regulations § 1.704-1(b)(4)(ii).

(e) The Board shall make allocations pursuant to this Section 5.03 in accordance with such permissible methods as set forth and in accordance with Treasury Regulations § 1.704-3 and this Agreement.

(f) Allocations pursuant to this Section 5.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, Distributions, or other items pursuant to any provisions of this Agreement.

Section 5.04 Allocations in Respect of Transferred Units. In the event of a Transfer of Units during any Fiscal Year made in compliance with the provisions of Article VIII Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company attributable to such Units for such Fiscal Year shall be determined using the interim closing of the books method.

Section 5.05 Curative Allocations. In the event that the Tax Representative determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss, or deduction is not specified in this Article V (an “Unallocated Item”), or that the allocation of any item of Company income, gain, loss, or deduction hereunder is clearly inconsistent with the Members’ economic interests in the Company (determined by reference to the general principles of Treasury Regulations § 1.704-1(b) and the factors set forth in Treasury Regulations § 1.704-1(b)(3)(ii)) (a “Misallocated Item”), then the Board may allocate such Unallocated Items, or reallocate such Misallocated Items, to reflect such economic interests; provided, however, that no such allocation will be made without the prior consent of each Member that would be adversely and disproportionately affected thereby; and provided, further, that no such allocation shall have any material effect on the amounts distributable to any Member, including the amounts to be distributed upon the complete liquidation of the Company.

ARTICLE VI

DISTRIBUTIONS

Section 6.01 General.

(a)                Subject to Section 6.01(b), Section 6.02, and Section 6.03, the Company shall make distributions to the Members within 30 days of the end of each calendar quarter, provided, however, that the Board shall have sole discretion to change the amounts and timing of Distributions to Members, including to decide to forego payment of Distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company’s obligations, including, but not limited to, present and anticipated debts and obligations to third parties and Members (as applicable), capital needs and expenses, the payment of any management or administrative fees and expenses, and reasonable reserves for contingencies).

(b)               Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to Members if such Distribution would violate the LLC Act or Applicable Law.

Section 6.02 Priority of Distributions. After making all Distributions required for a given Fiscal Year under Section 6.03, and subject to the priority of Distributions pursuant to Section 11.03(c), if applicable, all Distributions determined to be made by the Board pursuant to this Section 6.02 shall be made in the following manner:

(a)                  The Distributable Quarterly Net Profit shall be Distributed in the following manner:

(i)                 First, until CR has received all amounts due to it under the License Agreement, all distributions will be made to CR (for avoidance of doubt, the Company shall distribute such amounts, including without limitation the initial Seventy Five Thousand Dollar ($75,000.00) payment, to CR whether or not the License Agreement has been terminated); and

(ii)               Second, to the Members holding Units (subject to Section 6.04) pro rata in proportion to their aggregate holdings of vested Units treated as one class of Units.

(b)               Notwithstanding anything set forth in Section 6.02(a) to the contrary, if either the Note or the E2T2 Debt remain outstanding, the Company shall Distribute the Distributable Quarterly Net Profit as follows:

(i)                 If both the Note and the E2T2 Debt remain outstanding, the Company shall Distribute Quarterly Net Profit pursuant to Section 6.02(a);

(ii)               If the Note remains outstanding and the E2T2 Debt has been repaid, the Company shall debit payments made by E2T2 against the Note from Distributions otherwise due to CR on account of the 35-65 Split, on a dollar-for- dollar basis, and shall Distribute such amounts to the Members pro rata with their respective Membership Interests (excluding 35% of CR’s Membership Interests);

(iii)            If the E2T2 Debt remains outstanding and the Note has been repaid, the Company shall debit the Monthly Debt Service Amount from Distributions otherwise due to Albatross and Diego Pellicer Worldwide, Inc. on a dollar-for- dollar basis, pro rata with their respective Membership Interests, and shall Distribute such amounts to CR.

(c)                Notwithstanding anything set forth in Sections 6.02(a) and (b) to the contrary, for the first twenty four (24) months following the execution of the Membership Interest Purchase Agreement between CR and Albatross dated September 9, 2020, the “Prorated Profit Threshold Payout,” as calculated pursuant to Section 6.02(c)(i), shall accrue monthly (the full amount of the accrued Prorated Profit Threshold Payout referred to herein as the “Prorated Profit Threshold Payout Balance”) and shall become payable to CR upon the full repayment of the E2T2 Debt. Fifty percent (50%) of the Distributions due to the non CR Members shall go toward the payment of the Prorated Profit Threshold Payout Balance until the Prorated Profit Threshold Payout Balance has been paid to CR in full.

(i)                 The Prorated Profit Threshold Payout shall be calculated monthly as follows: (1) all amounts of the net sales of E2T2 for the month exceeding ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) shall be divided by the month’s net sales to obtain the “Prorate Ratio”; (2) the Net Profit for the applicable month shall be multiplied by the Prorate Ratio to obtain the “Prorate Profit”; and (3) the Prorate Profit shall be multiplied by 0.215, the product of which shall be the Prorated Profit Threshold Payout.

(d)               Quarterly Net Profit that is not Distributable Quarterly Net Profit will be retained by the company for reserve purposes and shall not be distributed without the approval of the Board, which approval must include the approval of the Cookies Managers.

Section 6.03 Tax Distributions.

(a)                Subject to any restrictions in any of the Company’s then-applicable debt- financing arrangements, and subject to the Board’s sole discretion to retain any other amounts necessary to satisfy the Company’s obligations, at least seven (7) days before each date prescribed by the Code for calendar-year company to pay annual installments of estimated tax, the Company shall use commercially reasonable efforts to Distribute cash to each Member in proportion to and to the extent of such Member’s Estimated Tax Amount for the applicable calendar year (each such Distribution, a “Tax Advance”).

(b)               If, at any time after the final Estimated Tax Amount has been Distributed pursuant to Section 6.03(a) with respect to any Fiscal Year, the aggregate Tax Advances to any Member with respect to such Fiscal Year are less than such Member’s Tax Amount for such Fiscal Year (a “Shortfall Amount”), the Company shall use commercially reasonable efforts to Distribute cash in proportion to and to the extent of each Member’s Shortfall Amount. The Company shall use commercially reasonable efforts to Distribute Shortfall Amounts with respect to a Fiscal Year before the seventy-fifth (75th) day of the next succeeding Fiscal Year; provided, however that if the Company has made Distributions other than pursuant to this Section 6.03, the Board may apply such Distributions to reduce any Shortfall Amount.

(c)         If the aggregate Tax Advances made to any Member pursuant to this Section 6.03 for any Fiscal Year exceed such Member’s Tax Amount (an “Excess Amount”), such Excess Amount shall reduce subsequent Tax Advances that would be made to such Member pursuant to this Section 6.03, expect to the extent taken into account as an advance pursuant to Section 6.03(d) to reduce subsequent Distributions.

(d)     For avoidance of doubt, any Distributions made pursuant to this Section 6.03 shall be treated as advances on Distributions payable to the applicable Member pursuant to and shall reduce the amount otherwise Distributable to such Member pursuant to Section 6.02 or Section 11.03(c). Further, the amount to be Distributed as a tax Distribution in respect of any Fiscal Year pursuant to this Section 6.03 shall be computed as if any Distributions made pursuant to Section 6.02 during such Fiscal Year were a tax Distribution in respect of such Fiscal Year, with the understanding that the Company shall not make a tax Distribution in respect of any Fiscal Year to the extent any Distributions made pursuant to Section 6.02 during such Fiscal Year exceeds the Tax Amount of the Member in respect of such Fiscal Year.

(e)                Any good faith determination of the amount of a tax Distribution made by the Board pursuant to this Section 6.03 shall be conclusive and binding on all Members absent manifest error.

Section 6.04 Tax Withholding; Withholding Advances.

(a)                Tax Withholding. If requested by the Board or Members, each Member shall, if able to do so, deliver to the Board:

(i)                 any applicable IRS forms or an affidavit in form satisfactory to the Board that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law;

(ii)               any certificate that the Board may reasonably request with respect to any such laws; and/or

(iii)            any other form or instrument reasonably requested by the Board relating to any Member’s status under such law.

(iv)             If a Member fails or is unable to deliver to the Board the IRS form or affidavit described in Section 6.04(a)(i), the Board may withhold amounts from such Member in accordance with Section 6.04(b).

(b)               Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any Distribution or allocation by the Company of income or gain to such Member and to withhold the same from Distributions to such Member. Any funds withheld from a Distribution by reason of this Section 6.04(b) shall nonetheless be deemed Distributed to the Member in question for all purposes under this Agreement and, at the option of the Board, shall be charged against the Member’s Capital Account in accordance with this Agreement.

(c)                Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a Distribution to that Member shall, with interest thereon accruing from the date of payment at the Company Interest Rate:

(i)                 be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made; or

(ii)               with the consent of the Board, be repaid by reducing the amount of the next succeeding Distribution or Distributions to be made to such Member.

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d)               Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company, the Board and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts Distributable or allocable to such Member. The provisions of this Section 6.04(d) and the obligations of a Member pursuant to Section 6.04(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.04, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e)                Overwithholding. Neither the Company nor the Board shall be liable for any excess taxes withheld in respect of any Distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 6.05 Distributions in Kind.

(a)                The Board is hereby authorized, in its sole discretion and with the prior written consent of the applicable Member(s), to make Distributions to the Members in the form of securities or other property held by the Company; provided, however, that Tax Advances shall only be made in cash. In any non-cash Distribution, the securities or property so Distributed will be Distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be Distributed among the Members pursuant to Section 6.02.

(b)               Any Distribution of securities shall be subject to such conditions and restrictions as the Board determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Board may require that the Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such Distribution and any further Transfer of the Distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

(c)                Upon any such Distribution, such Fair Market Value of the non-cash assets Distributed will be debited against the each applicable Member’s respective Capital Account at such Fair Market Value, and any such Distributions shall be deemed for purposes of determining Net Profits or Net Losses (if any) to have been sold by the Company for an amount equal to such Fair Market Value and any such deemed Net Profits or Net Losses shall be allocated to the Members’ respective Capital Accounts in accordance with this Agreement.

Section 6.06 Distribution Upon Deemed Liquidation Event. In the event of a Deemed Liquidation Event, the Board shall distribute the proceeds of such Deemed Liquidation Event in the manner provided in Section 11.03(c).

Section 6.07 Limitations on Distributions to Units Treated as Profits Interests.

(a) Unvested Units. Notwithstanding Section 6.02, but subject to Section 6.03 (regarding tax Distributions), any Members holding any Units subject to vesting restrictions shall not be entitled to Distributions with regard to any such Units that are not vested at the time of an applicable Distribution, except as may otherwise be provided in an applicable agreement.

ARTICLE VII

MANAGEMENT

Section 7.01 Establishment of the Board; Standard of Care; Signature Authority. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of this Article VII. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority, and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. Each Manager owes a fiduciary duty to the Company and the Members, including the duty of loyalty and the duty of care, in the same manner officers owe such duties to a corporation under Applicable Law.

(a)	Board Composition; Vacancies

(b)               The Company and the Members shall take such actions as may be required to ensure that the number of Managers of the Company constituting the Board is at all times three (3), comprised as follows, unless otherwise modified by a vote of the members holding more than 50% of the Units, which must include the vote of CR.

(i)                 CR shall be entitled to appoint two (2) Managers (the “Cookies Managers”). The initial Cookies Managers shall be Ryan Johnson and Brandon Johnson;. The Cookies Managers shall serve and hold office until such Manager’s death, incapacity, resignation or removal. A Cookies Manager may be removed, with or without cause, by CR. A Cookies Manager may resign at any time by written notice thereof to the Members and the other Managers. CR shall appoint a Manager to fill any vacancy occurring in a Cookies Manager position

(ii)               Albatross Management Consulting, LLC (“Albatross”) shall be entitled to appoint one (1) Manager (the “Albatross Manager”), who shall initially be Neil Demers. The Albatross Manager shall serve and hold office until such Manager’s death, incapacity, resignation or removal. The Albatross Manager may be removed, with or without cause, by Albatross. The Albatross Manager may resign at any time by written notice thereof to the Members and the other Managers. Albatross shall appoint a Manager to fill any vacancy occurring in an Albatross Manager position.

(c)                If required by Regulatory Laws, any elected or appointed Manager shall not be deemed duly elected, appointed or qualified and shall not exercise any powers of the position to which such Person has been elected or appointed until such Person has been found suitable, eligible or otherwise qualified to hold such position pursuant to any Regulatory Laws (including by the applicable Regulatory Authority). Each such elected or appointed Manager, by virtue of such election or appointment of such Person, consents to (i) the performance of any personal background investigation that may be required by any Regulatory Authorities or Regulatory Laws and (ii) the disclosure by the Company of any information regarding such officer required by Regulatory Authorities or Regulatory Laws without the need to obtain approval from such Manager.

(d)	Each Manager, by virtue of holding such position, agrees to the following:

(i)                 Such Manager shall comply with all Regulatory Laws including (i) filing required applications for Regulatory Licenses, if any, (ii) providing all information regarding such Manager as may be requested or required by Regulatory Authorities (including in connection with any application for a Regulatory License), and (iii) responding to written or oral questions or inquiries from any Regulatory Authorities.

(ii)               In the event that such Manager (i) has experienced an event or circumstance, or otherwise reasonably believes, that such Manager may meet any condition to be deemed an Affected Person or (ii) has knowledge that any Member or any other Person elected or appointed as a Manager or Officer of the Company or any other current Manager or Officer of the Company has experienced an event or circumstance, or otherwise may meet any condition to be deemed an Affected Person, then, in all cases, such Manager shall promptly notify the Company of the relevant details.

(iii)            Upon receipt of a notice that a Manager may meet any condition to be deemed an Affected Person, the Disinterested Managers, or if there are no Disinterested Managers, the Disinterested Members may, but are not obligated to, permit the applicable Person a specified period of time (as determined by the Disinterested Manager or the Disinterested Members, as applicable, to the extent permitted by any Regulatory Laws (including by the applicable Regulatory Authority)) to take all actions, at such Person’s costs, to cure such condition.

(iv)             Upon the expiration of such period of time (if any) or otherwise, the Disinterested Managers, or if there are no Disinterested Managers, the Disinterested Members, shall promptly make a determination regarding such Manager as an Affected Person. If the Disinterested Managers or the Disinterested Members, as applicable, determine that such Manager is an Affected Person, the Company shall, and the Board shall the cause the Company to, remove such Manager as promptly as possible or as otherwise directed by the applicable Regulatory Authority. If the Disinterested Managers or the Disinterested Members determine that such Manager is a not Affected Person, such Manager shall continue to hold office until such Manager’s successor is designated by the Member assigning such Manager or until such Manager’s earlier death, resignation or removal.

(e)                The removal of a Manager shall not affect the Manager’s rights as a Member, if applicable, and shall not constitute a withdrawal by such Member from the Company. Upon the removal or resignation of a Manager, the Manager shall cooperate with the Company to perform all actions required by Applicable Law or by Regulatory Authorities as related to such removal or resignation.

(f)                 In the event that the applicable Members shall fail to designate in writing a representative to fill a vacant Manager position on the Board, and such failure shall continue for more than thirty (30) days after notice from the Company with respect to such failure, then the vacant position shall be filled by an individual designated by the other Manager(s) then in office; provided, that such individual shall be removed from such position if and when the Members entitled to fill such vacancy so direct and simultaneously designate a new Manager.

Section 7.02 Meetings of the Board; Quorum; Manner of Acting.

(a)                Quorum. The presence of a majority of the Managers serving on the Board shall constitute a quorum for the transaction of business of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b)               Participation. Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law.

(c)                Binding Act. Each Manager shall have one vote on all matters submitted to the Board or any committee thereof. Except as otherwise provided in this Agreement, with respect to any matter before the Board, the act of a majority of the Managers constituting a quorum shall be the act of the Board.

Section 7.03 Actions Requiring Approval of Members. Subject to any contrary provision herein, the Company shall not enter into any commitment, without the written approval of the Unitholders holding more than fifty percent (50%) of the Common Units, which must include CR to:

(a)                Amend, modify or waive any provisions of the Articles of Organization or this Agreement, in whole or in part; provided, however, that a Manager may, without the consent of the other Members, amend the (i) the Articles of Organization in accordance with the provisions of this Agreement or (ii) the Members Schedule following any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement; and, provided further, that any amendment of this Agreement which adversely and disproportionately affects any Member will require the prior written consent of such Member;

(b)               Issue additional Membership Interests, equity securities, or other securities or, except in connection with a Transfer of Membership Interests that complies with the applicable provisions of this Agreement, admit additional Members to the Company;

(c)                Incur any indebtedness, pledge or grant liens on any assets or guarantee, assume, endorse or otherwise become responsible for the obligations of any other Person in excess of $10,000 in a single transaction or series of related transactions, or in excess of $50,000 in the aggregate at any time outstanding; provided, however, that indebtedness incurred in the Company’s ordinary course of business for inventory, the full amount of which is due in sixty (60) days or less, shall not require the approval specified in this Section 7.04(c).

(d)               Make any loan or advance to or a Capital Contribution or investment in, any Person, in excess of $5,000;

(e)                Enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, sale of stock or acquisition of assets) by the Company of any assets and/or equity interests of any Person, other than in the ordinary course of business;

(f)                 Enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of stock or sale of assets) by the Company of any assets or equity interests, other than sales of inventory in the ordinary course of business consistent with past practice;

(g)            Convert from a limited liability company to a corporation or change tax status;

(h)	Enter into a new line of business;

(i)          Settle any lawsuit, action, dispute or other proceeding or otherwise assume any liability with a value in excess of $10,000 or agree to the provision of any equitable relief by the Company; or

(j)                 Dissolve, wind up or liquidate the Company or initiate a bankruptcy or state insolvency or receivership proceeding involving the Company.

Section 7.04 Meetings of the Members.

(a)                Generally. The Members shall meet at such time and at such place as the Members may designate. Meetings of the Members may be held either in person or by means of telephone or video conference or other communications device that permits all Members participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Colorado) as may be determined from time to time by the Members. Written notice of each meeting of the Members shall be given to each Member at least forty-eight (48) hours prior to each such meeting.

(b)               Attendance and Waiver of Notice. Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in the notice or waiver of notice of such meeting.

(c)                Quorum. Members holding at least 50% of the Common Units shall constitute a quorum for the transaction of business of the Company; provided, however, that a quorum shall require CR. At all times when the Members are conducting business at a meeting, a quorum of the Members must be present at such meeting. If a quorum shall not be present at any meeting of the Members, then the Members present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(d)               Participation. Any Member holding Common Units may participate in a meeting of the Members by means of telephone or video conference or other communications device that permits all Members participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Member may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law.

(e)                Binding Act. Each Member holding Common Units shall have one (1) vote per Common Unit on all matters submitted to the Members. With respect to any matter before the Members, the act of the Members holding a majority of the Common Units constituting a quorum shall be the act of the Members.

(f)                 Action by Written Consent. Notwithstanding anything herein to the contrary, any action of the Members (or any committee) may be taken without a meeting if either:

(a)  a written consent of the Members holding a majority of the Common Units, which must include CR, shall approve such action; provided, however that prior written notice of such action is provided to all Members at least one (1) day before such action is taken; or (b) a written consent constituting all of the Members (or committee) shall approve such action. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State of Colorado.

Section 7.05 Compensation; No Employment.

(a)                A Manager shall be reimbursed for reasonable out-of-pocket expenses incurred in the performance of such Manager’s duties as a Manager, pursuant to such policies as from time to time established by the Company. Nothing contained in this Section 7.06 shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation for such services.

(b)               This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Manager.

Section 7.06 No Personal Liability. By Applicable Law or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

Section 7.07 No Exclusive Duty. No Manager shall be required to manage the Company as such Manager’s sole and exclusive occupation and a Manager may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of any Manager or to the income or proceeds derived therefrom. Although a business opportunity of the sort engaged in by the Company may come to the attention of a Manager, such Manager shall not be under duty, express or implied, to first offer such opportunity to the Company or to the other Members of the Company before the Manager may, personally or on behalf of another entity with which the Manager is affiliated, take advantage of such opportunity, and the members personally and the Company as an entity, hereby discharge and release each Manager of and from any duty to the contrary which may be owed by any Manager, directly or indirectly, from the doctrine generally referred to as the “corporate opportunity doctrine.”

Section 7.08 Officers.

(a)                The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such power and authority as the Board deems advisable. No Officer need be a Member. Notwithstanding the previous sentence, the Board shall appoint a Chief Executive Officer, who may also appoint additional Officers of the Company, provided, however, that the Board shall have final approval of such appointments and salaries related thereto. An individual may hold two (2) or more offices of the Company. Each Officer shall hold office until such Officer’s successor is designated by the Board or Chief Executive Officer, or until such Officer’s earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Board or Chief Executive Officer. Any Officer may be removed by the Board or Chief Executive Officer with or without cause at any time, provided, however that a removal by the Chief Executive Officer shall require the approval of the Board. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board or Chief Executive Officer, provided, however, that the Board shall have final approval of such appointments and salaries related thereto.

(b)                 If required by Regulatory Laws, any newly elected or appointed Officer shall not be deemed duly elected, appointed or qualified and shall not exercise any powers of the position to which such individual has been elected or appointed until such individual has been found suitable, eligible or otherwise qualified to hold such position pursuant to any Regulatory Laws (including by the applicable Regulatory Authority). Each such newly elected or appointed Officer, by virtue of such election or appointment of such individual, consents to (i) the performance of any personal background investigation that may be required by any Regulatory Authorities or Regulatory Laws and (ii) the disclosure by the Company of any information regarding such officer required by Regulatory Authorities or Regulatory Laws without the need to obtain approval from such officer.

(c)	Each Officer, by virtue of holding such position, agrees to the following:

(i)                 Such Officer shall comply with all Regulatory Laws including (i) filing required applications for Regulatory Licenses, if any, (ii) providing all information regarding such Officer as may be requested or required by Regulatory Authorities (including in connection with any application for a Regulatory License), and (iii) responding to written or oral questions or inquiries from any Regulatory Authorities.

(ii)               In the event that such Officer (i) has experienced an event or circumstance, or otherwise reasonably believes, that such Officer may meet any condition to be deemed an Affected Person or (ii) has knowledge that any Member or any other individual elected or appointed as a director or Officer of the Company or any other current director or Officer of the Company has experienced an event or circumstance, or otherwise may meet any condition to be deemed an Affected Person, then, in all cases, such Officer shall promptly notify the Company of the relevant details.

(iii)            Upon receipt of a notice that an Officer may meet any condition to be deemed an Affected Person, the Disinterested Managers, or if there are no Disinterested Manager, the Disinterested Members may, but are not obligated to, permit the applicable individual a specified period of time (as determined by the Disinterested Managers or the Disinterested Members, as applicable, to the extent permitted by any Regulatory Laws (including by the applicable Regulatory Authority)) to take all actions, at such individual’s costs, to cure such condition.

(iv)             Upon the expiration of such period of time (if any) or otherwise, the Disinterested Managers, or if there are no Disinterested Manager, the Disinterested Members, shall promptly make a determination regarding such Officer as an Affected Person. If the Disinterested Managers or the Disinterested Members, as applicable, determine that such Officer is an Affected Person, the Company shall, and the Board shall cause the Company to, remove such Officer as promptly as possible or as otherwise directed by the applicable Regulatory Authority. If the Disinterested Managers or the Disinterested Members determine that such Officer is a not Affected Person, such Officer shall continue to hold office until such Officer’s successor, if any, is designated by the Board or Chief Executive Officer, or until such Officer’s earlier death, resignation or removal.

ARTICLE VIII

TRANSFER

Section 8.01 General Restrictions on Transfer.

(a)                Transfer Restrictions. Each Member acknowledges and agrees that each Member (or any Permitted Transferee of such Member) shall not Transfer any Units or Unit Equivalents except as permitted pursuant to Section 8.02, or in strict accordance with the restriction, conditions and procedures described in the other provisions of this Section 8.01, Section 8.03. Section 8.04 and Section 8.05, as applicable, or pursuant to Section 8.06.

(b)               Other Transfer Restrictions. Notwithstanding any other provision of this Agreement (including Section 8.02), each Member agrees that it will not, directly or indirectly, Transfer any of its Units or Unit Equivalents, and the Company agrees that it shall not issue any New Interests:

(i)                 except as permitted under the Securities Act and other applicable federal or state securities or blue-sky laws, and then, with respect to a Transfer of Units or Unit Equivalents, if requested by the Company, only upon delivery to the Company of a written opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)               to a Person not already a Member of the Company until the prospective Transferee is admitted as a Member of the Company;

(iii)            if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under § 7704(b) of the Code within the meaning of Treasury Regulation § 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulation § 1.7704-1(h)(3);

(iv)             if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the LLC Act;

(v)               if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(vi)             if such Transfer or issuance would violate the Applicable Laws including that the perspective Transferee is an Affected Person;

(vii)           if such Transfer or issuance would be reasonably likely to preclude or materially delay, jeopardize, impede or impair, or impose materially burdensome terms and conditions on, the ability of the Company or any Company Subsidiary to conduct any Regulated Activities or to obtain, retain, renew or reinstate any Regulatory License;

(viii)        if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(ix)             if such Transfer or issuance would cause the assets of the Company to be deemed “plan assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(c)                Joinder Agreement. Except with respect to any Transfer pursuant to a Drag- Along Sale or Tag-Along Sale, no Transfer of Units or Unit Equivalents pursuant to any provision of this Agreement shall be deemed completed until (i) Section 3.01(a) shall be complied with and (ii) the Transferee shall have entered into a Joinder Agreement.

(d)               Transfers in Violation of this Agreement. Any Transfer or attempted Transfer of any Units or Unit Equivalents in violation of this Agreement, including any failure of a Transferee, as applicable, to comply with Section 3.01(a) or enter into a Joinder Agreement pursuant to Section 8.01(c) above, shall be null and void, no such Transfer shall be recorded on the Company’s books, and the purported Transferee in any such Transfer shall not be treated (and the Member proposing to make any such Transfer shall continue to be treated) as the owner of such Units or Unit Equivalents for all purposes of this Agreement. For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment, or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties, in writing, to such Transfer.

Section 8.02 Permitted Transfers. Subject to Section 8.01 above, including the requirement to comply with Section 3.01(a) and enter into a Joinder Agreement pursuant to Section 8.01(c) above, permitted Transfers include: (a) a trust under which the distribution of Units may be made only to such Member; (b) a charitable remainder trust, the income from which will be paid only to such Member during its life; (c) a corporation, partnership or limited liability company, the stockholders, partners or members of which are only such Member; (d) for bona fide estate planning purposes, either by will or by the laws of intestate succession, to such Member’s executors, administrator, testamentary trustees, legatees or beneficiaries; or (e) a Transfer by a Member to such Member’s Affiliates, or the Family Members of a Member or a Member’s Affiliate.

Section 8.03 Drag-Along Rights.

(a) Participation. If one or more Members (together with their respective Permitted Transferees) holding no less than a majority of all the Common Units, which must include CR (such Member or Members with the inclusion of CR, the “Dragging Member”), proposes to consummate, in one transaction or a series of related transactions, a Change of Control of such Member(s), or a Change of Control of Company not including a sale of all or substantially all of Company’s assets (a “Drag-along Sale”), provided that such Drag-along Sale is for Fair Market Value or higher, the Dragging Member shall have the right, after delivering the Drag-along Notice in accordance with Section 8.03(c) and subject to compliance with Section 8.03(d), to require that each other Member (each, a “Drag-along Member”) participate in such sale (including, if necessary, by converting their Unit Equivalents into the Units to be sold in the Drag-along Sale) in the manner set forth in Section 8.03(b); provided, further, that in the event of a Change of Control of a Member, CR must be included as a Dragging Member in a Drag-along Sale.

(b) Sale of Units. Subject to compliance with Section 8.03(d):

(i)                 If the Drag-along Sale is structured as a sale resulting in a majority of the Common Units of the Company on a Fully Diluted Basis being held by a Third Party Purchaser, then each Drag-along Member shall sell, with respect to each class or series of Units proposed by the Dragging Member to be included in the Drag-along Sale, the number of Units and/or Unit Equivalents of such class or series equal to the product obtained by multiplying: (a) the number of applicable Units on a Fully Diluted Basis held by such Drag-along Member by; (b) a fraction: (x) the numerator of which is equal to the number of applicable Units on a Fully Diluted Basis that the Dragging Member proposes to sell in the Drag-along Sale; and (y) the denominator of which is equal to the number of applicable Units on a Fully Diluted Basis held by the Dragging Member at such time; and

(ii) If the Drag-along Sale is structured as a sale of all or substantially all of the consolidated assets of the Company or as a merger, consolidation, recapitalization or reorganization of the Company or other transaction requiring the consent or approval of the Members, then notwithstanding anything to the contrary in this Agreement (including Section 3.06), each Drag-along Member shall vote in favor of the transaction and otherwise consent to and raise no objection to such transaction, and shall take all actions to waive any dissenters’, appraisal or other similar rights that it may have in connection with such transaction. The Distribution of the aggregate consideration of such transaction shall be made in accordance with Section 11.03(c).

(c) Sale Notice. The Dragging Member shall exercise its rights pursuant to this Article VIII by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Member no more than ten (10) Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-along Sale and, in any event, no later than twenty (20) Business Days prior to the closing date of such Drag- along Sale. The Drag-along Notice shall make reference to the Dragging Members’ rights and obligations hereunder and shall describe in reasonable detail:

(i)                 The name of the person or entity to whom such Units are proposed to be sold;

(ii)	The proposed date, time and location of the closing of the sale;

(iii)            The number of each class or series of Units to be sold by the Dragging Member, the proposed amount of consideration for the Drag-along Sale and the other material terms and conditions of the Drag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof and including, if available, the purchase price per Unit of each applicable class or series (which may take into account the Profits Interest Hurdle of any Profits Interest Units to be sold); and

(iv)             A copy of any form of agreement proposed to be executed in connection therewith.

(d) Conditions of Sale. The obligations of the Drag-along Members in respect of a Drag-along Sale under this Section 8.03 are subject to the satisfaction of the following conditions:

(i)                 The consideration to be received by each Drag-along Member shall be the same form and amount of consideration to be received by the Dragging Member per Unit of each applicable class or series (the Distribution of which shall be made in accordance with Section 8.03(b)) and the terms and conditions of such sale shall, except as otherwise provided in Section 8.03(d)(iii), be the same as those upon which the Dragging Member sells its Units;

(ii)               If the Dragging Member or any Drag-along Member is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-along Members;

(iii)            Each Drag-along Member shall execute the applicable purchase agreement, if applicable, and make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Member makes or provides in connection with the Drag-along Sale; provided, however, that each Drag-along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, enforceability of such documents against the Drag-along Member, and other matters relating to such Drag-along Member, but not with respect to any of the foregoing with respect to any other Members or their Units; provided, further, that all representations, warranties, covenants and indemnities shall be made by the Dragging Member and each Drag- along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Member and each Drag-along Member, in each case in an amount not to exceed the aggregate proceeds received by the Dragging Member and each such Drag-along Member in connection with the Drag-along Sale; and

(iv)	The Drag-along Sale is for Fair Market Value or higher.

(e) Cooperation. Each Drag-along Member shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Member, but subject to Section 8.03(d)(iii).

(f) Expenses. The fees and expenses of the Dragging Member incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Members (it being understood that costs incurred by or on behalf of a Dragging Member for its sole benefit will not be considered to be for the benefit of all Drag-along Members), to the extent not paid or reimbursed by the Company or the Third Party Purchaser, shall be shared by the Dragging Member and all the Drag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, however, that no Drag-along Member shall be obligated to make any out-of- pocket expenditure prior to the consummation and closing of the Drag-along Sale.

(g) Consummation of Sale. The Dragging Member shall have ninety (90) days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice (which ninety 90-day period may be extended for a reasonable time not to exceed one-hundred and fifty (150) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Dragging Member has not completed the Drag-along Sale, the Dragging Member may not then exercise its rights under this Section 8.03 without again fully complying with the provisions of this Section 8.03.

Section 8.04 Tag-Along Rights.

(a)                   If the Members holding a majority of Common Units desire to Transfer Units (the “Control Group Members”), which such Transfer would result in the Control Group Members, in the aggregate, owning less than a majority of the then outstanding Common Units, whether by sale, merger, or otherwise (a “Significant Sale”), and the Control Group Members do not elect to exercise their rights under Section 8.03 (if applicable), then at least twenty (20) days prior to the closing of such Significant Sale, the Control Group Members, will make an offer (the “Participation Offer”) to all the Members holding Common Units to include in the proposed Significant Sale a certain number of each Member’s Common Units, which will be determined solely by such Member but may not exceed such Member’s Pro Rata Portion.

(b)                  The Participation Offer will describe the terms and conditions, including the price, of any such proposed Significant Sale and the number of Units that a Member may Transfer in the proposed Significant Sale and will be conditioned upon: (i) the consummation of the transactions contemplated by the Participation Offer; and (ii) each Member’s execution and delivery of all agreements and other documents as the Control Group Members are required to execute and deliver in connection with such Significant Sale. If any Member accepts the Participation Offer, then the Control Group Members will reduce, to the extent necessary, the number of Units they otherwise would have Transferred in the proposed Significant Sale so as to permit those Members who have accepted the Participation Offer to Transfer the number of Units that they are entitled to Transfer under this Section 8.04, and such Members will Transfer the number of Units specified in the Participation Offer to the proposed transferee in accordance with the terms set forth in the Participation Offer.

(c)         Any Member that desires to exercise its right to Transfer Units in the Participation Offer will deliver notice to the Control Group Members within ten (10) days after such Member’s receipt of the Participation Offer, specifying the number of Units that such Member desires to Transfer in the Participation Offer, the number of which shall be limited to such Member’s Pro Rata Portion, whereupon such Member will be obligated to Transfer such Units at the closing of such Significant Sale, if and when it occurs.

(d)                  If, prior to the consummation of a Significant Sale, the material terms of the proposed Significant Sale change with the result that any price per Unit to be paid in such proposed Significant Sale is materially greater than the price per such Unit set forth in the Participation Offer or the other principal terms of such proposed Significant Sale are materially more favorable than what was set forth in the Participation Offer, the Control Group Members will notify the Company, the Participation Offer shall be null and void for purposes of such Transfer, and it will be necessary for a separate Participation Offer to be furnished, and the terms and provisions of this Section 8.04 separately complied with, in order to consummate such proposed Transfer pursuant to this Section 8.04.

(e)                   If the Control Group Members have not completed the proposed Transfer by the end of the one hundred fiftieth (150th) day following the date of the delivery of the Participation Offer, the Control Group Members will notify the company, each Member will be released from his, her, or its obligations, the Participation Offer shall be null and void, and it shall be necessary for a separate Participation Offer to be furnished, and the terms and provisions of this Section 8.04 separately complied with, in order to consummate such proposed or any other Transfer pursuant to this Section 8.04, unless the failure to complete such proposed Transfer resulted from any failure by any Member to comply with the terms of this Section 8.04. Notwithstanding anything to the contrary contained or implied herein, there will be no liability on the part of the Control Group Members to any Member if a proposed Significant Sale is not consummated for any reason.

Section 8.05 Right of First Refusal.

Prior to any Member transferring any Common Units, such transferring Member (the “Transferring Member”)shall provide the other Members (the “Non-Transferring Members”) with written notice (the “ROFR Notice”) of the proposed Transfer transaction, which notice shall include the identity of the proposed Transferee, the number of Common Units (i) proposed to be sold or (ii) available, ((i) or (ii) referred to herein as the “Available Common Units”), and the ROFR Price. The ROFR Notice shall constitute an irrevocable offer to sell to the Non-Transferring Members, or their nominee, all of the Available Common Units at the ROFR Price. Each Non- Transferring Member may at its sole discretion, within thirty (30) days of receipt of the ROFR Notice (the “ROFR Period”), elect to purchase some or all of the Available Common Units at the ROFR Price by providing written notice to the Transferring Member (the “ROFR Election”). In the event that multiple Non-Transferring Members make a ROFR Election electing to purchase, in the aggregate, more Common Units than are offered in the ROFR Notice, then the Members making a ROFR Election shall be entitled to purchase Available Common Units pro rata based on the ratio of the respective holdings of Common Units of such electing Members. In the event that no Non-Transferring Members have provided ROFR Elections to the Transferring Member during the ROFR Period, then the Transferring Member may sell Common Units on the terms described in the ROFR Notice, provided, however, that if such transaction does not close within ninety (90) days of the end of the ROFR Period, then the Transferring Member may not transfer Common Units without first complying with this Section 8.05.

Section 8.06 Regulatory Redemption.

(a)                The provisions of Section 8.01, Section 8.03, Section 8.04 and Section 8.05 shall not apply to any Transfer or redemption of any Unit or Unit Equivalents pursuant to this Section 8.06. Upon receipt of a notice that a Member may meet any condition to be deemed an Affected Person, the Disinterested Managers, or if there are no Disinterested Managers, the Disinterested Members, shall allow the Member alleged to be an Affected Person a minimum of 10 days, to the extent permitted by any Regulatory Laws (including by the applicable Regulatory Authority)) to take all actions, at such Member’s costs, to cure such condition. Upon the expiration of such period of time (if any) or otherwise, the Disinterested Managers or the Disinterested Members shall promptly make a determination regarding such Member as an Affected Person. Notwithstanding anything to the contrary herein, no Member alleged to be an Affected Person may be subject to a cure period if such cure period is reasonably expected to jeopardize any licenses held by the Company or its subsidiaries.

(b)               Upon any determination that a Member is an Affected Person, the Disinterested Managers, or if there are no Disinterested Managers, the Disinterested Members, may determine that the Affected Person is permitted to Transfer its Units and Unit Equivalents to an individual or entity approved by the Disinterested Managers or the Disinterested Members, as applicable (provided, however, that such Transfer is permitted by any Regulatory Laws (including by the applicable Regulatory Authority) and such Transfer otherwise complies with the provisions of this Agreement. If the Disinterested Managers or the Disinterested Members determine that such Affected Person shall not be permitted to Transfer its Units and Unit Equivalents, such applicable Units and Unit Equivalents shall be subject to redemption in accordance with Sections 8.06(c) through (i); provided, however, that notwithstanding any determination of the Disinterested Managers or Disinterested Members to the contrary, the Affected Person may Transfer its Units and Unit Equivalents to an Affiliate or to the Family Members of an Affiliate, if such Transfer is permitted by the Regulatory Laws.

(c)                The Units and Unit Equivalents owned or controlled by an Affected Person shall be redeemable by the Company, subject to applicable law, as directed by a Regulatory Authority and, if not so directed, as and to the extent deemed necessary or advisable by the Disinterested Managers, or if there are no Disinterested Managers, the Disinterested Members, in which event the Company shall deliver a Regulatory Redemption Notice to the Affected Person and shall redeem the Units and Unit Equivalents on the Regulatory Redemption Date and for the Regulatory Redemption Price set forth in the Regulatory Redemption Notice. To the extent that the redemption of less than all of the Units and Unit Equivalents held by an Affected Person would address the deficiency, the Disinterested Managers or the Disinterested Members, as applicable may determine, in their discretion, to redeem only such Units and Unit Equivalents to address the deficiency and such Units and Unit Equivalents shall be selected in such manner as shall be determined by the Disinterested Managers or the Disinterested Members. In accordance with the requirements of the Regulatory Redemption Notice, such Affected Person shall surrender the certificate(s), if any, representing the Units and Unit Equivalents to be so redeemed.

(d)               From and after the Regulatory Redemption Date, the Units and Unit Equivalents owned or controlled by the Affected Person that will be redeemed shall no longer be deemed to be outstanding, all rights of such Affected Person in such Units and Unit Equivalents, other than the right to receive the Regulatory Redemption Price, shall cease and, if such Units and Unit Equivalents represent all of the Units and Unit Equivalents owned or controlled by the Affected Person, such Affected Person shall cease to be a member, partner or owner, as applicable, of the Company with respect to such Units and Unit Equivalents.

(e)                The Company may pay the Regulatory Redemption Price in any combination of cash, property or rights, as required by the applicable Regulatory Authority and, if not so required, as determined by the Disinterested Managers, or if there are no Disinterested Managers, the Disinterested Members; provided, however that in the event the Company elects to pay all or any portion of the Regulatory Redemption Price with a promissory note, such promissory note shall be unsecured notes of the Company, must have a maximum repayment term of 3 years, with a minimum interest rate of 6%, and will be subordinated to all existing and future indebtedness of the Company, and shall contain such other terms and conditions as the Disinterested Managers or the Disinterested Members determine, in their discretion, to be necessary or advisable.

(f)                 Upon the redemption of the applicable Units and Unit Equivalents, the Company may, subject to compliance with the provisions of this Agreement, reissue, cancel, or hold such Units and Unit Equivalents.

(g)               Except as required by a Regulatory Authority, nothing in this Sections 8.06 shall be deemed or construed to require the Company to redeem or repurchase any Units and Unit Equivalents owned or controlled by an Affected Person.

(h)               In the event there are no Disinterested Managers or Disinterested Members, the Company and the Affected Person shall jointly appoint an independent individual within forty- five (45) days.

(i)                 Except as may be required by any Regulatory Law or Regulatory Authority, the Disinterested Managers, or if there are no Disinterested Managers, the Disinterested Members, may waive any of the rights of the Company or any restrictions contained in this Section 8.06 in any instance in which and to the extent the Disinterested Managers or the Disinterested Members, as applicable, determine that a waiver would be in the best interests of the Company.

(j)                 The restrictions set forth in this Sections 8.06 shall be noted conspicuously on any certificate (if any) evidencing the Units and Unit Equivalents in accordance with the requirements of applicable law and any applicable Regulatory Laws.

(k)               If the Company redeems the Membership Interest of CR pursuant to this Section 8.06, the License Agreement shall be (i) amended and restated to entitle CR, in the event of a Change of Control, as defined therein, to fifty six and one half percent (56.5%)of the net distributable cash proceeds received by E2T2, LLC and, if applicable, the Prorated Profit Threshold Payout Balance, and (ii) restored and become effective immediately. If Company redeems the Membership Interest of CR pursuant to this Section 8.06, the Regulatory Redemption Price otherwise due to CR will be applied first to repayment of amounts due under the Note, with any excess over such amounts paid to CR to cover the amounts due to it pursuant to the restored License Agreement. For clarity, the Regulatory Redemption Price shall first be used to pay off any amounts outstanding pursuant to the Note. Once all amounts outstanding pursuant to the Note have been paid off, monies due to CR pursuant to the restored License Agreement shall first be paid out of the portion of the Regulatory Redemption Price left after repayment of the Note and second from the Net Profits, as that term is defined in the License Agreement.

ARTICLE IX

COVENANTS

Section 9.01 Confidentiality.

(a)                In pursuit of the Company’s business (the “Authorized Use”), certain trade secrets and business information proprietary to each Member and which each Member considers to be Confidential Information (as hereinafter defined) may be provided to one Member or the Company, and its affiliates (“Receiving Party”) by another Member, and its affiliates (“Disclosing Party”). This Section 9.01 is intended to allow the parties to have open discussions regarding the Confidential Information, while still affording complete protection of the Disclosing Party’s Confidential Information against disclosure or unauthorized use.

(b)               “Confidential Information” means any Disclosing Party confidential or proprietary information. whether marked as confidential or not, in the form of notes, documents, materials, correspondence, or any other form, and anything derived from the foregoing, relating to: (i) the Disclosing Party’s proprietary technology and products, including without limitation, technical data, trade secrets, know-how, research, product plans, ideas or concepts, products services, software, inventions, patent applications, techniques, processes, developments, algorithms, formulas, technology, designs, schematics, drawings, engineering, and hardware configuration information; (ii) proprietary information relating to the Disclosing Party’s operations and business or financial plans or strategies, including but not limited to customers, customer lists, markets, financial statements and projections, standard operating procedures (SOP’s) product pricing and marketing, financial or other strategic business plans or information, disclosed to Receiving Party by the Disclosing Party, either directly or indirectly, in writing, orally or by drawings or inspection of samples, equipment or facilities; (iii) information received by the Disclosing Party from third parties under confidential conditions which information is identified by the Disclosing Party as being subject to such conditions; and (iv) the Disclosing Party’s “Trade Secrets” which means information which derives economic value, actual or potential, from not being generally known to, or readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Confidential Information” shall not include any information that: (i) is or subsequently becomes publicly available without the Receiving Party's breach of any obligation owed the Disclosing Party; (ii) became known to the Receiving Party prior to the Disclosing Party's disclosure of such information to the Receiving Party; (iii) became known to the Receiving Party from a source other than the Disclosing Party or its affiliates or advisors other than by the breach of an obligation of confidentiality owed to the Disclosing Party; or (iv) is independently developed by the Receiving Party without violating any of its obligations under this Agreement.

(c)                Non-Disclosure of Confidential Information. Other than with respect to disclosures by the Company to a Regulatory Authority in connection with the pursuit of the Company’s business, the Receiving Party will keep all Confidential Information of the Disclosing Party confidential and will not, directly or indirectly, commercially exploit the Confidential Information of the Disclosing Party or use same for any other purpose, except for the Authorized Purpose. The Receiving Party shall take all reasonable action and shall take at least the same commercially reasonable precautions as it takes to prevent the disclosure of its own Confidential Information, to prevent the disclosure to third parties of the Confidential Information of the Disclosing Party. The Receiving Party shall only have the right to disclose the Confidential Information to its employees, agents, consultants and professional advisers on a “need to know” basis for the Authorized Purpose. The Receiving Party shall, prior to disclosing any Confidential Information to any such person, issue appropriate instructions to them and obtain all necessary undertakings to ensure that such persons comply with the confidentiality and use obligations and restrictions contained in this Agreement with respect to the Confidential Information of the Disclosing Party. Each Party shall specifically inform each of its representatives, employees and agents who receive any Confidential Information of the other Party hereunder of the obligations created by this Agreement and obtain the written acknowledgment from each such person or entity, who shall be bound to accept the non-disclosure obligations of the Receiving Party. Each Party and its officers (personally, under joint and several liability) shall be liable for any breach hereof by any of its employees, agents or representatives.

(d)               Ownership of Confidential Information. Notwithstanding anything else contained herein, unless otherwise provide in a separate agreement all Confidential Information shall remain the property of the Disclosing Party and shall be held in trust by the Receiving Party for the Disclosing Party unless otherwise provided in a separate agreement. Nothing in this Agreement shall be construed as granting any rights to Receiving Party under any patent or copyright, nor shall this Agreement be construed to grant the Receiving Party any rights in or to the Disclosing Party’s Confidential Information, except the limited right to review such Confidential Information solely for the Authorized Purpose.

(e)                Required Disclosure. Other than with respect to disclosures to a Regulatory Authority in connection with the pursuit of the Company’s business, if the Receiving Party becomes legally required to disclose any Confidential Information, the Receiving Party will, to the extent permitted by Applicable Law, give the Disclosing Party prompt notice of such fact so that the Disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the non-disclosure provisions of this Agreement. The Receiving Party will fully cooperate with the Disclosing Party in connection with the Disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure or the Disclosing Party waives such compliance, the Receiving Party will make such disclosure only to the extent that such disclosure is legally required and will use its best efforts to have confidential treatment accorded to the disclosed Confidential Information.

(f)                 Return of Confidential Information. The Receiving Party shall, immediately upon the earlier of: (i) the Disclosing Party or Receiving Party no longer being a Member of the Company; or (ii) the dissolution of the Company, discontinue use of the Confidential Information of the Disclosing Party and return within ten (10) days of receipt of notice from the Disclosing Party requesting the return of the Disclosing Party’s Confidential Information all tangible forms of such Confidential Information, and all copies thereof, which may be or have been in the Receiving Party’s possession. Except as otherwise required by law, the Receiving Party shall promptly redeliver or destroy all material containing or reflecting any information contained in the Confidential Information and will not retain any copies, extracts, or other reproductions of such written material. Subject to the foregoing exceptions, all documents, memoranda, notes, or other writings whatsoever, prepared and based on the information contained in the Confidential Information shall be returned or destroyed. If Confidential Information is destroyed, the Receiving Party will provide written certification signed by one of its senior officers that such Confidential Information has been destroyed.

(g)               Term. The restrictions on use and disclosure of Confidential Information shall continue with respect to any Member while such Member is a Member of the Company and for a period of three years following the date upon which such Member ceases to be a Member of the Company for any reason, and shall otherwise survive the termination of this Agreement for any reason.

(h)               Injunctive Relief. The Receiving Party acknowledges and agrees that the breach by it of any of the Receiving Party’s confidentiality obligations hereunder may cause serious and irreparable harm to the Disclosing Party which could not adequately be compensated for in damages. Each of the Parties therefore consents to an order specifically enforcing the provisions of this Agreement, or an order of injunction being issued against it restraining it from any further breach of such provisions and agrees that such injunction may be issued against it without the necessity of an undertaking as to damages by the other Party. The provisions of this section shall not derogate from any other remedy which a Party may have in the event of such a breach.

(i)                 Indemnification. The Receiving Party shall indemnify the Disclosing Party the officers, members, employees, agents, successors and assigns of the Disclosing Party for any and all damages incurred as a result of any breach hereof by the receiving party and/or any employee or agent of the Receiving Party.

Section 9.02 Regulatory Covenants of the Members. Each member covenants to the Company as follows:

(a)                all Units and Unit Equivalents held by such Member shall be held subject to the restrictions and requirements of all Regulatory Laws;

(b)               such Member shall comply with all Regulatory Laws including timely (i) filing required applications and documents for Regulatory Licenses, as applicable, (ii) providing all information regarding such Member as may be requested or required by Regulatory Authorities (including in connection with any application for a Regulatory License), and (iii) responding to written or oral questions or inquiries from any Regulatory Authorities;

(c)                such Member consents to (i) the performance of any personal or Affiliate background investigation that may be required by any Regulatory Authorities or Regulatory Laws and (ii) the disclosure by the Company of any information regarding such Member required by Regulatory Authorities or Regulatory Laws without the need to obtain approval from such Member;

(d)               any Transfer of Units or Units Equivalents held by such Member shall be subject to the requirements of all Regulatory Laws, including that such Transfer may be subject to the prior approval of the Regulatory Authorities, and any purported Transfer thereof in violation of such requirements shall be void and of no effect;

(e)                such Member shall promptly notify the Company if such Member owns or controls ten percent (10%) or more of any class or series of Units (assuming the conversion, exchange or exercise of all Unit Equivalents owned or controlled by such Member); and

(f)                 in the event that such Member (i) has experienced an event or circumstance, or otherwise reasonably believes, that such Member may meet any condition to be deemed an Affected Person or (ii) has knowledge that any other Member or any other individual elected or appointed as a director or officer of the Company or any current director or officer of the Company has experienced an event or circumstance, or otherwise may meet any condition to be deemed an Affected Person, then, in all cases, such Member shall promptly notify the Company of the relevant details

ARTICLE X

TAX MATTERS

Section 10.01 Income Tax Audits.

(a) For each year in which the Company is subject to the Partnership Tax Audit Rules, the Company shall designate Neil Demers to serve as the “partnership representative” of the Company within the meaning of Code § 6223, as amended by the Partnership Tax Audit Rules (the “Tax Representative”). Tax Representative shall have the authority to act on behalf of the Company for purposes of the Code and the Partnership Tax Audit Rules and any comparable provisions of state or local income tax laws with respect to the taxable year(s) such Person was designated to serve in such capacity, subject to the approval of the Board, until such Person resigns or is replaced by the Members in accordance with the provisions of Section 10.01(b). If the Tax Representative is an entity rather than an individual, the Tax Representative shall appoint an individual who meets the requirements of the Partnership Tax Audit Rules to serve as the “designated individual” (the “Designated Individual”) to act on behalf of the Tax Representative for the Company, which appointment shall be deemed to be the appointment of the Company. For purposes of this Section 10.01, unless otherwise specified, all references to provisions of chapter 63 of the Code shall be to such provisions as enacted by the Partnership Tax Audit Rules.

(b) The Person serving as the Tax Representative (or Designated Individual, as applicable) shall be automatically removed as Tax Representative upon the death, dissolution and/or winding up, legal incompetency or Bankruptcy of such Person, and the Person serving as the Tax Representative may be removed at any time by the Board. Upon such removal of the Tax Representative (or Designated Individual, as applicable) a successor to serve in such position shall be designated by the Board, and the removed Tax Representative (or Designated Individual, as applicable) shall not take any action for or on behalf of the Company without the prior written consent of the Board.

(c) The Company shall indemnify and hold harmless the Tax Representative (and Designated Individual, as applicable) in accordance with Article XII as a result of any act or decision concerning Company tax matters and within the scope of such Person’s responsibility as Tax Representative. All amounts indemnified may be advanced as incurred in accordance with Article XII. The Tax Representative (and Designated Individual, as applicable) shall be entitled to rely on the advice of outside legal counsel and accountants as to the nature and scope of such Person’s responsibilities and authority, and any act or omission of the Tax Representative pursuant to such advice in no event shall subject the Tax Representative to liability to the Company or any Member.

(d) If the Company qualifies to elect pursuant to Code § 6221(b) (or successor provision) to have federal income tax audits and other proceedings undertaken by each Member rather than by the Company, the Company shall make such election.

(e) Notwithstanding other provisions of this Agreement to the contrary, but subject to Section 10.01(f), if any “partnership adjustment” (as defined in Code § 6241(2)) is determined with respect to the Company, the Tax Representative, upon the determination of the Board in its sole discretion, will cause the Company to elect pursuant to Code § 6226 (the “push- out” election) to have any such adjustment passed through to the Members and former Members for the year to which the adjustment relates (i.e., the “reviewed year” within the meaning of Code § 6225(d)(1)). In the event that the Tax Representative has not caused the Company to so elect pursuant to Code § 6226, then any “imputed underpayment” (as determined in accordance with Code § 6225) or “partnership adjustment” that does not give rise to an “imputed underpayment” shall be apportioned among the Members and former Members of the Company in such manner as may be necessary (as determined by the Members in good faith) so that, to the maximum extent possible, the tax and economic consequences of the partnership adjustment and any associated interest and penalties are borne by the Members and former Members based upon their interests in the Company for the reviewed year.

(f) Each Member and former Member agrees that, upon request of the Tax Representative, such Member shall: (i) provide any information and take such action as may be reasonably required by the Tax Representative in order to determine whether any “imputed underpayment” within the meaning of Code § 6225 may be modified pursuant to Code § 6225(c); (ii) file amended tax returns or effectuate the alternative “pull-in” procedure as provided in Code § 6225(c)(2) with respect to any “reviewed year” (within the meaning of Code § 6225(d)(1)) to reduce the amount of any “partnership adjustment” otherwise required to be taken into account by the Company; or (iii) in the event the Members do not fully or timely comply (in the Tax Representatives sole discretion) with the procedures of such Code § 6225(c)(2), take such actions as may be necessary or desirable (if any) to allow the Company to comply with the provisions of Code § 6226 (concerning the “push-out” election) so that any “partnership adjustments” are taken into account by the Members rather than the Company.

(g) If the Company is obligated to pay any amount of tax, penalty, interest, or other charges determined under the Code (a “Company Level Tax”), each Member or former Member to which the assessment or payment relates (an “Indemnifying Member”) shall indemnify the Company for, and pay to the Company, the Indemnifying Member’s allocable share of the Company Level Tax. Each Indemnifying Member’s allocable share of the Company Level Tax shall be determined in good faith by the Board. Promptly upon notification by the Board of the Indemnifying Member’s obligation to indemnify the Company, an Indemnifying Member shall make a payment to the Company of immediately available funds, at the time and in the amount and manner directed by the Board. Amounts paid to the Company under this Section 10.01(g) by an Indemnifying Member who is not a Member of the Company at the time such payment is made shall not be treated as a Capital Contribution.

(h) Each Member and former Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign, or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member or former Member (including penalties, additions to tax or interest imposed with respect to such taxes, and any taxes imposed pursuant to Code § 6226, as amended) shall be paid by such Member, and if paid by the Company will be recoverable from such Member.

(i) The obligations of each Member or former Member under this Section 10.01  shall survive any actual or attempted Transfer, withdrawal or abandonment by such Member of its Transferable Interest and the termination of this Agreement or the dissolution of the Company.

Section 10.02 Tax Returns; Tax Elections.

(a)                At the expense of the Company, the Board (or any Officer that it may designate pursuant to Section 7.09) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

(b)               The Tax Representative with the consent of the Board shall make any and all elections for federal, state, local, or foreign tax purposes including without limitation any election, if permitted by Applicable Law: (i) to adjust the basis of property pursuant to Code §§ 734(b), 743(b) and 754, or comparable provisions of state, local or foreign law, in connection with Transfers of Units and Company distributions; (ii) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns; and (iii) to make all decisions on behalf of the Company and the Members and to direct the activities of the Tax Representative before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to direct the filing of any tax returns and to cause the execution of any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members.

Section 10.03 Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of the Board or such Officer or Officers as the Board may designate.

ARTICLE XI

DISSOLUTION AND LIQUIDATION

Section 11.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)                The determination of one hundred percent (100%) of the Members holding Common Units to dissolve the Company:

(b)               The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

(c)	The entry of a decree of judicial dissolution under the LLC Act.

Section 11.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which any event described in Section 11.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 11.03 and the Articles of Organization shall have been cancelled as provided in Section 11.04.

Section 11.03 Liquidation. If the Company is dissolved pursuant to Section 11.01, the Company shall be liquidated and its business and affairs wound up in accordance with the LLC Act and the following provisions:

(a)                Liquidator. The Board, or, if the Board is unable to do so, a Person selected by the holders of a majority of the Common Units, shall act as liquidator to wind up the Company (the “Liquidator”). Subject to a receiver or liquidating trustee being appointed by a court to wind up and liquidate the affairs of the Company, the Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)               Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable, and shall promptly deliver a copy of such accounting to all Members.

(c)                Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and Distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)                 First, to the payment of all of the Company’s debts and liabilities (including debts and liabilities (other than distributions) owed to Members who are creditors, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)               Second, to the establishment of and additions to reserves that are determined by the Board in its sole discretion to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company;

(iii)            third, to Members and former Members in satisfaction of liabilities for distributions;

(iv)             fourth, to the Members, on a pro rata basis, in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs; and

(v)               fifth, to the Members in proportion to their aggregate holdings of vested Units treated as one class of Units.

(d)               Discretion of Liquidator. Notwithstanding the provisions of Section 11.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 11.03(c), if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, Distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 11.03(c) and subject to compliance with Regulatory Laws, undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such Distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such Distribution, the following rules shall be applied consistent with Treasury Regulations § 1.704- 1(b)(2)(iv)(e): (i) any property to be Distributed will be valued at its Fair Market Value; (ii) the difference between the Fair Market Value of any asset to be Distributed in kind and its carrying value on the books of the Company shall be deemed to be gain or loss and any such deemed gain or loss shall be allocated in accordance with Article V; and (iii) all such allocations of gain or loss shall be credited or charged to the Members’ Capital Accounts prior to making such Distributions.

Section 11.04 Cancellation of Articles. Upon completion of the Distribution of the assets of the Company as provided in Section 11.03(c) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Articles of Organization in the State of Colorado and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Colorado and shall take such other actions as may be necessary to terminate the Company.

Section 11.05 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 12.03.

Section 11.06 Resource for Claims. Each Member shall look solely to the assets of the Company for all Distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Board, the Liquidator or any other Member.

ARTICLE XII

EXCULPATION AND INDEMNIFICATION

Section 12.01 Exculpation of Covered Persons.

(a) Covered Persons. As used herein, the term “Covered Person” shall mean: (i) each Member; (ii) each officer, director, shareholder, partner, member, controlling Affiliate, employee, agent or representative of each Member, and each of their controlling Affiliates; and (iii) each Manager, Officer, employee, agent or Representative of the Company.

(b)               Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good-faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

(c)                Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups: (i) another Manager; (ii) one (1) or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence.

Section 12.02 Liabilities and Duties of Covered Persons.

(a)                Limitation of Liability. Except as provided in Section 7.01, this Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, to the fullest extent permitted by Applicable Law, and except as provided in Section 7.01, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b)               Duties. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its/their own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 12.03 Indemnification.

(a)                Indemnification. to the fullest extent permitted under the LLC Act (after waiving all the LLC Act restrictions on indemnification other than those which cannot be eliminated under the LLC Act), as the same now exists or may hereafter be amended, substituted or replaced the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i)                 Any act or omission, or alleged act or omission, performed, or omitted to be performed, on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or

(ii)               The fact that such Covered Person is or was acting in connection with the business of the Company as a partner, Member, stockholder, controlling Affiliate, Manager, director, Officer, employee or agent of the Company, any Member, or any of their respective controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any Person including the Company;

provided, however, that such Loss did not arise from: (A) the Covered Person's conduct involving bad faith, willful or intentional misconduct, or a knowing violation of law (other than U.S. Federal Marijuana Law); (B) an action by such Covered Person in violation of such Covered Person’s duties under this Agreement; (C) a circumstance under which the liability provisions for improper distributions of the LLC Act are applicable, or (D) a breach of such Covered Person's duties or obligations under the LLC Act (taking into account any restriction, expansion, or elimination of such duties and obligations provided for in this Agreement). In connection with the foregoing, the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Covered Person acted in bad faith, that the Covered Person's conduct constituted willful or intentional misconduct or a knowing violation of law, or that the Covered Person derived an improper personal benefit.

(b)               Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 12.03; provided, however that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 12.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c) Entitlement to Indemnity. The indemnification provided by this Section 12.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 12.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 12.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(d)               Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may determine; provided, however, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e)                Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 12.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(f)                 Savings Clause. If this Section 12.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 12.03 to the fullest extent permitted by any applicable portion of this Section 12.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(g)               Amendment. The provisions of this Section 12.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 12.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 12.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

(h)               Survival. The provisions of this Article XII shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 13.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.03):

If to the Company:        Blue Bronco, LLC

                                         2057 S Broadway

                                         Denver, CO 80210

                                         E-mail: npdemers@gmail.com

                                         Attention: Neil Demers

with a copy to:               Vicente Sederberg LLP

                                         455 Sherman St. Suite 390

                                         Denver, Colorado 80203

                                         E-mail: Charlie@vicentesederberg.com

                                         Attention: Charles S. Alovisetti, Esq.

with an additional copy to:       Cookies Retail LLC

                                                      4675 McArthur Court, Floor 15 New Port,

                                                      California 92660

                                                      E-mail: ryan@cookiesre.com; bj@cookiesre.com

                                                      Attention: Ryan Johnson and Brandon Johnson

If to a Member, to such Member’s respective mailing address as set forth on the Members Schedule.

Section 13.04 Interpretation; Headings. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein:

(i)  to Articles, Sections, Schedules, Annexes and Exhibits mean the Articles and Sections of, and Schedules, Annexes and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules, Annexes and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 13.05 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction or by any Regulatory Authority, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.06 Entire Agreement. This Agreement, together with the Articles of Organization, any agreement to acquire Units, and all related Schedules, Annexes and Exhibits, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 13.07 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 13.08 No Third-party Beneficiaries. Except as provided in Article XII which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09 Amendment. Subject to Section 7, no provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and Members holding at least fifty-one percent (51%) of the issued and outstanding Common Units. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to the Members Schedule following any new issuance, redemption, repurchase or Transfer of Units in accordance with this Agreement may be made by the Board without the consent of or execution by the Members.

Section 13.10 Intentionally Deleted

Section 13.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 13.10 shall diminish any of the explicit and implicit waivers described in this Agreement.

Section 13.12 Governing Law. This Agreement and all related documents and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Colorado.

Section 13.13 Dispute Resolution. In the event of any dispute, claim or controversy arising out of or relating to this Agreement, the parties shall first attempt in good faith to resolve their dispute through in-person negotiation between authorized representatives of each of the parties with authority to settle the relevant dispute. Either party may commence this negotiation by delivering written notice to the other party pursuant to the terms outlined in this Agreement. The parties may agree to engage the services of a jointly agreed-upon mediator to facilitate this in- person meeting, in which case they agree to share equally in the costs of the mediation. If the dispute cannot be settled amicably within fourteen (14) days of delivery of written notice or the in-person meeting of authorized representatives, whichever comes later, then the dispute shall be resolved by binding arbitration as provided in Section 13.14.

Section 13.14 Binding Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, including any determination of the scope or applicability of this Section, shall be finally settled by arbitration and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties shall share the costs of the arbitration equally; provided, however, that each Party shall be responsible for its own attorneys’ fees and other costs and expenses, subject to Section 13.15 below. The arbitration will be conducted in the English language, in the city of Denver, Colorado by a single arbitrator jointly selected by the parties. If the parties are unable to agree upon an arbitrator within thirty (30) days of delivery of the notice of arbitration, they agree to use the American Arbitration Association as an appointing authority. The arbitrator shall not grant punitive damages. TO THE EXTENT FEDERAL AND STATE LAW CONFLICT AS REGARDS TO THIS CONTRACT, STATE

LAW SHALL APPLY. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. The arbitrator shall issue an award in this dispute within one year of their appointment. The award shall be final and binding upon all parties as from the date rendered and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. THE PARTIES ACKNOWLEDGE THAT THEY ARE IRREVOCABLY WAIVING THE RIGHT TO A TRIAL IN COURT, INCLUDING A TRIAL BY JURY AND THAT ALL RIGHTS AND REMEDIES WILL BE DETERMINED BY AN ARBITRATOR AND NOT BY A JUDGE OR JURY.

Section 13.15 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 13.16 Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 13.17 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 12.02 to the contrary.

Section 13.18 Federal Marijuana Laws. The parties hereto agree and acknowledge that no party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Agreement with any U.S. Federal Marijuana Laws. No party hereto shall have any right of rescission or amendment, or shall bring any legal claim, counter-claim or defense arising out of or relating to any non-compliance with U.S. Federal Marijuana Laws unless such non-compliance also constitutes a violation of Regulatory Laws or this Agreement, and no Party shall seek to enforce the provisions hereof in federal court.

Section 13.19 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BLUE BRONCO, LLC:

By: /s/ Brandon Johnson

Name: Brandon Johnson

Title: Manager

THE MEMBERS:

Cookies Retail LLC

By: /s/ Brandon Johnson

Name: Brandon Johnson

Title: Manager

Albatross Management Consulting, LLC

By: /s/ Neil Demers

Name: Neil Demers

Title: Managing Member

Diego Pellicer Worldwide, Inc.

By: /s/ Nello Gonfiantini III

Name: Nello Gonfiantini III

Title: Director

Bites Enterprises, LLC

By: /s/ Sharon Pedrosa

Name: Sharon Pedrosa

Title: SP

SIGNATURE PAGE

SCHEDULE A MEMBERS SCHEDULE

Member Name and Address	Common Units	Capital Contributions
Cookies Retail LLC 4675 MacArthur Court, Floor 15 Newport Beach, CA 92660	5650	$28.25
Albatross Management Consulting, LLC 16263 E 98th Way Commerce City, CO 80022	2337.5	$11.69
Diego Pellicer Worldwide, Inc. 6160 Plumas Street, Suite 100 Reno, NV 89519	1512.5	$7.56
Bites Enterprises, LLC 20200 W. Dixie Highway Suite 1105A Aventura, FL 33180	500	$2.50
Total:	10,000	$50

SCHEDULE A – MEMBERS’ SCHEDULE

ANNEX 1 DEFINED TERMS

The “35-65 Split ” means the payment priority for repayment of the E2T2 Debt, the Note, and other monies of E2T2, LLC, as set forth in that certain Intercreditor and Subordination Agreement of equal date hereto by and among E2T2, LLC, Royal Asset Management, LLC, Diego Pellicer Worldwide, Inc., Colorado Wellness, Inc., and Cookies Retail LLC.

“Adjusted Capital Account” means the balance in the Capital Account maintained for each Member as of the end of each Fiscal Year: (a) increased by any amount that such Member is obligated to restore under this Agreement, is treated as obligated to restore under Treasury Regulations § 1.704-1(b)(2)(ii)(c), or is deemed obligated to restore under the penultimate sentences of Treasury Regulations §§ 1.704-2(g)(1) and (i)(5); and (b) reduced by the items described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

“Adjusted Taxable Income” of a Member for a Fiscal Year (or portion thereof) with respect to Units held by such Member means the federal taxable income allocated by the Company to the Member with respect to such Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided, however, that such taxable income shall be computed: (a) minus any excess taxable loss or excess taxable credits of the Company for any prior period allocable to such Member with respect to such Units that were not previously taken into account for purposes of determining such Member’s Adjusted Taxable Income in a prior Fiscal Year to the extent such loss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect members of the Member) determined as if the income, loss and credits from the Company were the only income, loss and credits of the Member (or, as appropriate, the direct or indirect members of the Member) in such Fiscal Year and all prior Fiscal Years; and (b) taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code § 754.

“Affected Person” means any Member, or any elected or appointed or current manager or officer of the Company, who either (i) in the good faith determination of the Disinterested Managers, or if there are no Disinterested Managers the Disinterested Members, or (ii) by a determination (whether or not such determination is final, binding or non-appealable) by any Regulatory Authority:

(a)                has breached any Regulatory Laws, the condition of any Regulatory Authority, or the conditions of any Regulatory Licenses, and such breach causes or would be reasonably likely to cause a material effect on the Company’s ability to conduct business;

(b)               is not suitable, eligible or otherwise qualified with respect to (1) any Regulated Activities, (2) any Regulatory Licenses or (3) owning or controlling any Units or its position as a manager of officer of the Company, as applicable;

ANNEX 1 – DEFINED TERMS PAGE 1 OF 13

(c)                fails to be found suitable, eligible or otherwise qualified with respect to (1) any Regulated Activities, (2) any Regulatory Licenses or (3) owning or controlling any Units or its position as a manager of officer of the Company, as applicable pursuant to any Regulatory Laws (including by the applicable Regulatory Authority); provided, however, such failure, in the good faith determination of the Disinterested Managers, or if there are no Disinterested Managers, the Disinterested Members, precludes or materially delays, jeopardizes, impedes or impairs, or imposes materially burdensome terms and condition on, the ability of the Company or any of its subsidiaries to conduct any Regulated Activities or to obtain, retain, renew or reinstate any Regulatory License;

(d)               causes, or would reasonably likely to cause, any Regulatory License to be lost, rejected, rescinded, suspended, revoked, not renewed or not reinstated by any Regulatory Authority; or

(e)                is otherwise reasonably likely to preclude or materially delay, jeopardize, impede or impair, or impose materially burdensome terms and conditions on, the ability of the Company or any of its subsidiaries to conduct any Regulated Activities or to obtain, retain, renew or reinstate any Regulatory License.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one (1) or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the preamble hereof.

“Applicable Law” means all Regulatory Laws and applicable provisions of: (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority; provided, however, that Applicable Law shall exclude U.S. Federal Marijuana Law.

“Articles of Organization” has the meaning set forth in the Recitals. “Available Common Units” has the meaning set forth in Section 8.05.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following:

(a)   the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member’s assets.

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“Board” has the meaning set forth in Section 7.01.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero (0) and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)                the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of each such Company asset as of the date of such contribution;

(b)               immediately prior to the Distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such Distribution;

(c)                the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Board, as of the following times:

(i)                 the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration of a Capital Contribution of more than a de minimis amount;

(ii)               the acquisition of a Membership Interest in the Company by a new or existing Member in consideration of services to or on behalf of the Company;

(iii)            the Distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest in the Company; or

(iv)             the liquidation of the Company within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g);

provided, however, that adjustments pursuant to clauses (i), (ii), and (iii) above need not be made if the Board reasonably determine that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Board; and provided, further, the Book Values of the Company’s assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Board, as of the following times: (x) in connection with the issuance by the Company of a “noncompensatory option” within the meaning of Treasury Regulations §§ 1.721- 2(f) and 1.761-3(a) other than for a de minimis Membership Interest; and (y) immediately after the exercise of any noncompensatory option in accordance with Treasury Regulations § 1.704- 1(b)(2)(iv)(s); provided, however, that the adjustment resulting from the event described in clause (x) above shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon an adjustment to the capital accounts pursuant to this paragraph, the Company shall adjust the Book Values of the Company’s assets as determined for purposes of maintaining the Capital Accounts in accordance with Treasury Regulations §§ 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

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(d)               the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code § 734(b) or Code § 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to the above paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)                if the Book Value of a Company asset has been determined pursuant to the above paragraph (a) or adjusted pursuant to the above paragraphs (c) or (d), such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of Colorado are authorized or required to close.

“Capital Account” has the meaning set forth in Section 4.03.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the initial Book Value of any property (net of liabilities assumed by the Company resulting from such contribution and liabilities to which the property is subject) contributed, or deemed contributed, as applicable, to the capital of the Company by such Member (excluding any advances or loans of Members), each as determined and updated from time-to-time by the Board.

“Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of the Company to a Third Party Purchaser; (b) a sale resulting in no less than a majority of the Units on a Fully Diluted Basis being held by a Third Party Purchaser; or (c) a merger, consolidation, recapitalization, or reorganization of the Company with or into a Third Party Purchaser that results in the inability of the Members to designate or elect a majority of the Managers (or the board of directors (or its equivalent) of the resulting entity or its parent company).

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“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “common units” in this Agreement.

“Company” has the meaning set forth in the preamble hereof.

“Company Interest Rate” means a rate equal to the prime rate of interest published in the Wall Street Journal on the applicable date, plus two percent (2%).

“Company Level Tax” has the meaning set forth in Section 10.01(g).

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations § 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Confidential Information” has the meaning set forth in Section 9.01. “CR” means Cookies Retail LLC.

“Covered Person” has the meaning set forth in Section 12.01(a). “Deemed Liquidation Event” means each of the following events:

(a)                a merger on consolidation in which: (i) the Company is a constituent party and the Company issues Units pursuant to such merger or consolidation; provided, however any such merger or consolidation involving the Company in which the Units of the Company outstanding immediately prior to such merger or consolidation continue to represent, immediately following such merger or consolidation, at lease a majority, by voting power, of the equity of: (x) the surviving or resulting entity; or (y) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity;

(b)               the sale, lease, transfer, exclusive license, or other disposition, in a single transaction or series of related transactions, by the Company of all or substantially all the assets of the Company (including, without limitation, the Regulatory Licenses of the Company); or

(c) a transaction or series of transactions that otherwise results in a Change of Control.

“Deemed Liquidation Event Proceeds” means the proceeds of the Company from a Deemed Liquidation Event, reduced by: (a) all expenses associated with such transaction (including investment banking fees, attorneys fees, and other professional advisor fees); (b) all payments of principal, interest, and other charges in respect of any indebtedness refinanced and any other indebtedness discharged with such proceeds (including with respect to any Members loans); and (c) all reasonable reserves required by the Company as reasonably determined by the Board with respect to such Deemed Liquidation Event or to wind-up the Company.

“Disinterested Managers” means, with respect to any person or entity, those managers of the Company that have no material direct or indirect financial interest in or with respect to such person or entity. For the avoidance of doubt, any manager of the Company that is designated to such position by any person or entity (the “Designating Entity”), or is an officer, director, employee or is otherwise engaged by the Designating Entity, shall not be deemed a Disinterested Manager with respect to Designating Entity.

ANNEX 1 – DEFINED TERMS PAGE 5 OF 13

“Disinterested Members” means, with respect to any person or entity, those members of the Company that have no material direct or indirect financial interest in or with respect to such person or entity. For the avoidance of doubt, any manager of the Company that is designated to such position by any Designating Entity, or is an officer, director, employee or is otherwise engaged by the Designating Entity, shall not be deemed a Disinterested Member with respect to the Designating Entity.

“Distribution” means a distribution made by the Company to a Member, whether in cash, property, or securities of the Company and whether by liquidating distribution or otherwise; provided, however that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Units or Unit Equivalents; (b) any recapitalization or exchange of securities of the Company; or (c) any subdivision (by a split of Units or otherwise) or any combination (by a reverse split of Units or otherwise) of any outstanding Units. “Distribute” when used as a verb shall have a correlative meaning.

“Distributable Quarterly Net Profit” means that proportion of the of the Company’s Quarterly Net Profit, which is distributable to the Members as designated by the Board from time to time.

“Drag-along Member” has the meaning set forth in Section 8.03(a). “Drag-along Notice” has the meaning set forth in Section 8.03(c). “Drag-along Sale” has the meaning set forth in Section 8.03(a). “Dragging Member” has the meaning set forth in Section 8.03(a).

“E2T2 Debt” means debts of E2T2, LLC under (i) that certain promissory note dated July 25, 2019 by and between E2T2 and Diego Pellicer Worldwide, Inc., (ii) that certain promissory note dated November 8, 2019 by and between E2T2 and Royal Asset Management, LLC (iii) that certain second amended and restated seller carry promissory note dated November 8, 2019 by and between E2T2 and Colorado Wellness Inc; and (iv) that certain secured convertible promissory note dated February 27, 2020 by and between E2T2 and Diego Pellicer Worldwide, Inc.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Estimated Tax Amount” of a Member for a Fiscal Year means the Member’s Tax Amount for such Fiscal Year as estimated in good faith from time-to-time by the Board. In making such estimate, the Board shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as in the reasonable business judgment of the Board are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

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“Excess Amount” has the meaning set forth in Section 6.03(c).

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Board based on such factors as the Board, in the exercise of their reasonable business judgment, consider relevant, provided, however, that if any Member objects to the Board’s determination of Fair Market Value of any particular asset, the Company shall hire a third-party appraiser with expertise and experience in valuation of marijuana- related assets to determine the Fair Market Value, and the determination of Fair Market Value by such appraiser will be conclusive on the Company and the Members.

“Financing Document” means any credit agreement, guarantee, financing or security agreement, or other agreements or instruments governing indebtedness of the Company.

“Family Members” means the spouse, parents, siblings, descendants, (including adoptive relationships and stepchildren) and the spouses of each such natural person.

“Federal Marijuana Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, manufacturing, production, marketing, commercialization, distribution, transfer sale and/or possession of marijuana or related substances, or products, activities or services containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. Ch. 13, et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960, and any other U.S. federal law the violation of which is predicated on the violation of any of the foregoing as it applies to marijuana and all orders, decrees, rules and regulations promulgated under any of the foregoing

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“Forfeiture Allocations” has the meaning set forth in Section 5.02(f).

“Fully Diluted Basis” means, as of any date of determination: (a) with respect to all the Units, all issued and outstanding Units of the Company and all Units issuable upon the exercise of any outstanding Unit Equivalents as of such date, whether or not such Unit Equivalent is at the time exercisable; or (b) with respect to any specified type, class, or series of Units, all issued and outstanding Units designated as such type, class, or series and all such designated Units issuable upon the exercise of any outstanding Unit Equivalents as of such date, whether or not such Unit Equivalent is at the time exercisable.

ANNEX 1 – DEFINED TERMS PAGE 7 OF 13

“GAAP” means United States generally accepted accounting principles in effect from time- to-time.

“Governmental Authority” means any federal, state, local, or foreign government or any court of competent jurisdiction, administrative or regulatory body, agency, bureau, or commission or other governmental entity or instrumentality in any domestic or foreign jurisdiction, and any appropriate division or any of the foregoing (to the extent that the rules, regulations, or orders thereof have the force of law). For the avoidance of doubt, Governmental Entity includes any Regulatory Authority.

“Indemnifying Member” has the meaning set forth in Section 10.01(g).

“Joinder Agreement” means the joinder agreement in form attached hereto as Exhibit A. “License Agreement” means that certain License Agreement between Cookies Retail, LLC, and Company, of equal date with this Agreement. “Liquidator” has the meaning set forth in Section 11.03(a). “LLC Act” has the meaning set forth in the preamble. “Losses” has the meaning set forth in Section 12.03(a). “Manager” has the meaning set forth in Section 7.01.

“Member” means: (a) each Person identified on the Members Schedule as of the date hereof as a Member and who has executed this Agreement or a counterpart thereof; and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement in each case so long as such Person is shown on the Company’s books and records as the owner of one (1) or more Units. The Members shall constitute the “members” of the Company as defined in the LLC Act.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations § 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations § 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations § 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Members Schedule” has the meaning set forth in Section 2.01.

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“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (based on the type and class of Unit or Units held by such Member), as applicable: (a) to a distributive share of Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company, in accordance with this Agreement; (b) to a Distribution in accordance with this Agreement; (c) to vote on, consent to, or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement.

“Misallocated Item” has the meaning set forth in Section 5.05.

“Monthly Debt Service Amount” means the total amount of E2T2, LLC’s monthly debt service for the debt owed by E2T2, LLC to Colorado Wellness, Inc., Diego Pellicer Worldwide, Inc. and Royal Asset Management LLC, totaling approximately FOUR HUNDRED FORTY-ONE THOUSAND DOLLARS ($441,000.00).

“Quarterly Net Profit” means the Company’s Net Profit for each calendar quarter. “Net Profit” means the Company’s net profit.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code § 703(a) (where, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)                any income realized by the Company that is exempt from federal income taxation, as described in Code § 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)               any expenditures of the Company described in Code § 705(a)(2)(B), including any items treated under Treasury Regulations § 1.704-1(b)(2)(iv)(i) as items described in Code § 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)                any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)               any items of depreciation, amortization, and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(g);

(e)                if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

ANNEX 1 – DEFINED TERMS PAGE 9 OF 13

(f)                 to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code §§ 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations § 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“New Interests” means (i) any new type, class or series of Units not otherwise described in this Agreement, which Units may be designated as classes or series of the Common Units but having different rights; and (ii) Unit Equivalents.

“Non-Transferring Member” has the meaning set forth in Section 8.05.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations § 1.704-2(b)(3). “Note” means the promissory note by and between Cookies Retail LLC and E2T2, LLC for a line of credit in an amount up to SIX HUNDRED THOUSAND DOLLARS ($600,000.00). “Officers” has the meaning set forth in Section 7.09.

“Partnership Tax Audit Rules” means Code §§ 6221 through 6241, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder (including Treasury Regulations promulgated pursuant thereto) or successor provisions and any similar provision of state or local tax laws.

“Permitted Transfer” means a Transfer of Units carried out pursuant to Section 8.02. “Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Pro Rata Portion” means a fraction determined by dividing: (a) the number of Common Units on a Fully Diluted Basis owned by such Member immediately prior to the applicable issuance or transfer, as applicable; by (b) the total number of Common Units on a Fully Diluted Basis held by the Members on such date.

“Profits Interest Hurdle” shall have the meaning set forth in Section 6.07(b). “Profits Interest Members” shall have the meaning set forth in Section 6.07(b). “Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Regulated Activities” means any activities or intended activities of the Company and its subsidiaries’ businesses that pursuant to applicable state and local laws requires a license or franchise (including, without limitation, permit, approval, order, authorization, registration, finding of suitability, exemption, certification, clearance, waiver and similar qualification) from a state or local governmental agency to conduct such activities, including without limitation the cultivation, harvesting, manufacturing, production, marketing, commercialization, distribution, transfer, sale and/or possession of marijuana or related substances, or products, activities or services containing or relating to the same.

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“Regulatory Authorities” means any state or local regulatory or licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation or licensing of Regulated Activities within any applicable state, local or tribal jurisdiction for Regulated Activities, including without limitation the Colorado Marijuana Enforcement Division.

“Regulatory Laws” means any applicable state and local laws, statutes and ordinances requiring a license or franchise (including, without limitation, permit, approval, order, authorization, registration, finding of suitability, exemption, certification, clearance, waiver and similar qualifications) for Regulated Activities and all orders, decrees, rules and regulations promulgated thereunder, and all policies and interpretations of the applicable Regulatory Authorities of such laws, statutes, ordinances, orders, decrees, rules, and regulations.

“Regulatory License” any licenses or franchises (including, without limitation, permits, approvals, orders, authorizations, registrations, findings of suitability, exemptions, certifications, clearances, waivers and similar qualifications) from Regulatory Authorities or pursuant to Regulatory Laws.

“Regulatory Redemption Date” means the date directed by a Regulatory Authority and, if not so directed, fixed by the Disinterested Members for the redemption of Units and Unit Equivalents pursuant to Section 8.06

“Regulatory Redemption Notice” means that notice of redemption delivered by the Company pursuant to Section 8.06 to a Member that is an Affected Person if the applicable Regulatory Authority so requires the Company, or if the Disinterested Managers, or if there are no Disinterested Managers the Disinterested Members, deem it necessary or advisable, to redeem such Affected Person’s Units and Unit Equivalents. Each Regulatory Redemption Notice shall set forth (i) the Regulatory Redemption Date, (ii) the number and type of Units to be redeemed, (iii) the Regulatory Redemption Price and the manner of payment therefor, and (iv) if applicable, the manner and place where any certificates for such Units (if any) shall be surrendered for payment, and (v) any other terms and conditions imposed by the applicable Regulatory Authority or the Disinterested Managers or the Disinterested Members, as applicable.

“Regulatory Redemption Price” shall mean the per share price for the redemption of any Units and Unit Equivalents to be redeemed pursuant to Section 8.06, which shall be (i) the price (if any) required to be paid by the applicable Regulatory Authority, or if no such price is required, (ii)   the Fair Market Value for such Unit and Unit Equivalents, less the costs and expenses of the Company incurred in performing its obligations and exercising its rights under Section 8.06 and any applicable circumstances or events of such Affected Person).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“ROFR Election” has the meaning set forth in Section 8.05.

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“ROFR Notice” has the meaning set forth in Section 8.05. “ROFR Price” has the meaning set forth in Section 8.05.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Shortfall Amount” has the meaning set forth in Section 6.03(b).

“Subscription Agreements” means, collectively, those certain Subscription Agreements, a form of which is attached hereto as Exhibit B, by and between the Company and the respective Member named therein, pursuant to which the named Member has acquired that number of Units set forth opposite such Member’s name on the Members Schedule.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding units or other equity interests having the power to vote for directors are owned, directly or indirectly, by the first Person.

“Target Capital Account” means the balance in the Capital Account maintained for each Member as of the end of each Fiscal Year, increased by any amount that such Member is obligated to restore under this Agreement, is treated as obligated to restore under Treasury Regulations § 1.704-1(b)(2)(ii)(c), or is deemed obligated to restore under the penultimate sentences of Treasury Regulations §§ 1.704-2(g)(1) and (i)(5).

“Tax Advance” has the meaning set forth in Section 6.03(a).

“Tax Amount” of a Member for a Fiscal Year means the product of: (a) the Tax Rate for such Fiscal Year; and (b) the Adjusted Taxable Income of the Member for such Fiscal Year with respect to its Units.

“Tax Rate” of a Member, for any period, means the highest marginal blended federal, state, and local tax rate applicable to ordinary income, qualified dividend income, or capital gains, as appropriate, for such period for an individual residing in Colorado, taking into account for federal income tax purposes, the deductibility of state and local taxes and any applicable limitations on such deductions.

“Tax Representative” has the meaning set forth in Section 10.01(a). “Taxing Authority” has the meaning set forth in Section 6.04(b).

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, does not directly or indirectly own or have the right to acquire any outstanding Units.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of, any Units or Unit Equivalents or any interest (including a beneficial interest) in any Units or Unit Equivalents and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

ANNEX 1 – DEFINED TERMS PAGE 12 OF 13

“Transferring Member” has the meaning set forth in Section 8.05.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unallocated Item” has the meaning set forth in Section 5.05.

“Unit” means a unit representing a fractional part of the Membership Interests of the Members and shall include all types and classes of Units, including the Common; provided, however, that any type or class of Unit shall have the privileges, preference, duties, liabilities, obligations, and rights set forth in this Agreement and the Membership Interests represented by such type or class or series of Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations, and rights.

“Unit Equivalents” means any security or obligation that is by its terms, directly or indirectly, convertible into, exchangeable for, or exercisable for Units, and any option, warrant, or other right to subscribe for, purchase, or acquire Units.

“Withholding Advance” has the meaning set forth in Section 6.04(b).

ANNEX 1 – DEFINED TERMS PAGE 13 OF 13

EXHIBIT A

FORM OF JOINDER AGREEMENT

The undersigned is executing and delivering this JOINDER AGREEMENT pursuant to the limited liability company Operating Agreement dated as of the 9th day of September, 2020, (as amended, modified, restated or supplemented from time to time, the “Operating Agreement”), among Blue Bronco, LLC, a Colorado limited liability company (the “Company”), and its Members party thereto.

By executing and delivering this Joinder Agreement to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Operating Agreement in the same manner as if the undersigned were an original signatory to such agreement.

The undersigned agrees that the undersigned shall be a Member, as such term is defined in the Operating Agreement.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of this                       day of                                         , 20       .

By:

Name:

OPERATING AGREEMENT || BLUE BRONCO, LLC EXHIBIT A – FORM OF JOINDER AGREEMENT

EXHIBIT B

FORM OF SUBSCRIPTION AGREEMENT

Prospective Subscriber:

Phone:

Email:

Number and Class of Units:

Purchase Price Per Unit:

Total Capital Commitment:

BLUE BRONCO, LLC

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into by and among Blue Bronco, LLC, a Colorado limited liability company (the “Company”), and the investor identified on the face page hereto (the “Subscriber”) in connection with the Subscriber’s purchase of the number of the Company’s [CLASS OF UNITS] Units (the “Units”) set forth on the face page hereto at a price per Unit identified on the face page hereto.

The Subscriber hereby subscribes for the Units, and the Company and the Subscriber hereby agree as follows:

1.                  Commitment. The Subscriber agrees to contribute in immediately available funds that amount set forth under the heading “Total Capital Commitment” on the face page hereto within five (5) business days of the date hereof or, if agreed by the Company, to contribute services with a fair market value equal to such “Total Capital Commitment”.

2.                  Acceptance of Subscription. The Subscriber understands and agrees that this subscription is made subject to the following terms and conditions: (a) the members of the Company (the “Members”) reserve the right to review the suitability of any person desiring to purchase Units and, in connection with such review, to enforce or waive such suitability standards as to such person as the Members deem appropriate under Applicable Law and pursuant to the Operating Agreement (defined below); (b) the Members shall have the right to reject this subscription, in whole or in part; (c) the Members shall have no obligation to accept subscriptions in the order received; (d) the Units to be created on account of this subscription shall be created only in the name of the Subscriber, and the Subscriber agrees to comply with the terms of this Agreement and to execute any and all further documents necessary in connection with becoming a unitholder of the Company; and (e) the Subscriber hereby undertakes in respect of the Units that the Subscriber understands that upon a default of the Subscriber’s capital contribution obligations to the Company, the Units may be subject to forfeiture.

3.                  Conditions to Closing. Company’s obligations hereunder are subject to acceptance by the Company of the Subscriber’s subscription, and to the fulfillment, prior to or at the time of closing, of each of the following conditions: (a) the representations and warranties of the Subscriber contained in this Agreement shall be true and correct at the time of closing; and (b) all proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Members, and the Company shall have received all such counterpart originals or certified or other copies of such documents as the Company may request.

EXHIBIT B – FORM OF SUBSCRIPTION AGREEMENT PAGE 1 OF 5

4.                  Subscriber’s Representations. In connection with the Subscriber’s purchase of the Units, the Subscriber makes the following representations and warranties on which the Members, Company and Company’s legal counsel are entitled to rely:

(a)                The Units will be held under the following type of ownership (Please check the applicable box):

☐	Individual

☐	Trust

☐	Company

☐	Other:

(b)               The Subscriber has received and read and understands the Company’s limited liability company Operating Agreement (the “Operating Agreement”) and this Agreement. THE SUBSCRIBER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT IT HAS CAREFULLY REVIEWED THE OMNIBUS RISK FACTORS ATTACHED TO THE COMPANY’S OPERATING AGREEMENT AS EXHIBIT C (THE “RISK FACTORS”), INCLUDING, WITHOUT LIMITATION, ALL RISK FACTORS RELATING TO THE COMPANY’S PROVISION OF GOODS AND SERVICES TO ENTITIES IN THE MARIJUANA INDUSTRY. THE SUBSCRIBER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT THE RISK FACTORS DO NOT REFLECT ALL OF THE RISKS INVOLVED IN AN INVESTMENT IN THE COMPANY.

(c)                No representations or warranties have been made to the Subscriber by the Company, the Members, or any agent of said persons, other than as set forth in this Agreement. Subscriber acknowledges that the Company has made no representations whatsoever to Subscriber regarding the value of the Units and Subscriber has independently arrived at his, her or its own opinion as to the value of the Units.

(d)               The Subscriber is acquiring the Units solely for the Subscriber’s own account and not directly or indirectly for the account of any other person whatsoever (or, if the Subscriber is acquiring the Units as a trustee, solely for the account of the trust or trust account named below) for investment. The Subscriber does not have any contract, undertaking or arrangement with any person to sell, transfer or grant participation to any person with respect to the Units.

(e)                The Subscriber has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of the investment evidenced by the Subscriber’s purchase of the Units, and the Subscriber is able to bear the economic risk of such investment.

(f)                 The Subscriber has had access to such information concerning the Company as the Subscriber deems necessary to enable the Subscriber to make an informed decision concerning the purchase of the Units. The Subscriber has had access to the Members and the opportunity to ask questions of, and receive answers satisfactory to the Subscriber from, such Members concerning the offering of Units in the Company and the Company generally. The Subscriber has obtained all additional information requested by the Subscriber to verify the accuracy of all information furnished in connection with the offering of Units of the Company.

EXHIBIT B – FORM OF SUBSCRIPTION AGREEMENT PAGE 2 OF 5

(g)               The Subscriber understands that the Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any securities law of any state of the United States or any other jurisdiction in reliance on an exemption for private offerings, and the Subscriber acknowledges that the Subscriber is purchasing the Units without being furnished any offering literature or prospectus other than the Operating Agreement and this Agreement.

(h)               The Subscriber is aware that the Subscriber must bear the economic risk of investment in the Units for an indefinite period of time, possibly until final winding up of the Company, because the Units have not been registered under the Securities Act, there is currently no public market therefor, the Subscriber may not be able to avail itself of the provisions of Rule 144 of the Securities Act with respect to the Units and the Units cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. The Subscriber understands that the Company is under no obligation, and does not intend, to affect any such registration at any time. The Subscriber also understands that sales or transfers of the Units may be further restricted by the provisions of any laws or regulations promulgated or enacted by state or local jurisdiction in which the Company has operations pertaining to marijuana cultivation, dispensing, sale, storage, manufacturing, distribution, transporting, testing or other commercial marijuana activities within its respective jurisdiction (the “Marijuana Laws”) and, as applicable, securities laws of other jurisdictions and the states of the United States.

(i)                 The Units will not be sold, pledged, transferred or disposed of except in accordance with the terms of this Agreement and the Marijuana Laws, and subject to the approval of the Members, and will not be sold or transferred without registration under the Securities Act, or pursuant to an applicable exemption therefrom.

(j)                 Accredited Subscriber Representation. The Subscriber makes one (1) of the following representations regarding the Subscriber’s status as an “accredited investor” (within the meaning of Rule 501 under the Securities Act), and has checked the applicable representation:

☐	(i) If an individual, the Subscriber has a net worth, either individually or upon a joint basis with the Subscriber’s spouse, of at least ONE MILLION UNITED STATES DOLLARS ($1,000,000.00 USD) (within the meaning of such terms as used in the definition of “accredited investor” contained in Rule 501 under the Securities Act).

☐	(ii) If an individual, the Subscriber has had an individual income in excess of TWO HUNDRED THOUSAND UNITED STATES DOLLARS ($200,000.00 USD) for each of the two (2) most recent years, or a joint income with the Subscriber’s spouse in excess of THREE HUNDRED THOUSAND UNITED STATES DOLLARS ($300,000.00 USD) in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

EXHIBIT B – FORM OF SUBSCRIPTION AGREEMENT PAGE 3 OF 5

☐	(iii) The Subscriber is an irrevocable trust with total assets in excess of FIVE MILLION UNITED STATES DOLLARS ($5,000,000.00 USD) whose purchase is directed by a person with such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment.

☐	(iv) The Subscriber is a corporation, company, business trust or limited liability company, not formed for the purpose of acquiring the Units, or an organization described in § 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), in each case with total assets in excess of FIVE MILLION UNITED STATES DOLLARS ($5,000,000.00 USD).

☐	(v) The Subscriber is an entity in which all of the equity owners are accredited investors.

☐	(vi) The Subscriber cannot make any of the representations set forth in clauses (i) through (v) above.

(k)               The execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and the performance of the obligations thereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber.

(l)                 The Subscriber has full power and authority to make the representations referred to in this Agreement, to purchase the Units pursuant to this Agreement and to deliver this Agreement. This Agreement creates valid and binding obligations of the Subscriber and is enforceable against the Subscriber in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

(m)             The Subscriber acknowledges that the Subscriber understands the meaning and legal consequences of the representations and warranties made by the Subscriber herein. Such representations and warranties are complete and accurate, shall be complete and accurate at the time of closing and may be relied upon by the Company and its legal counsel. Said representations and warranties shall survive delivery of this Agreement. If in any respect such information shall not be complete and accurate prior to the time of closing, the Subscriber shall give immediate notice of such incomplete or inaccurate information to the Company, specifying which representations or warranties are not complete and accurate and the reasons therefor.

(n)               The Subscriber confirms that he, she or it has been advised to consult with his, her or its attorney regarding legal matters concerning the Company and to consult with independent tax advisers regarding the tax consequences of investing in the Company. The Subscriber further acknowledges that he, she or it understands that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. The Subscriber acknowledges and agrees that the Company has no warranty or assurance regarding the ultimate availability of any particular tax treatment of the Company’s investments or of any tax benefits to the Subscriber by reason of the Subscriber’s investment in the Company.

EXHIBIT B – FORM OF SUBSCRIPTION AGREEMENT PAGE 4 OF 5

(o)               None of the cash or property that the Subscriber has paid, will pay or will contribute to the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law and no contribution or payment by the Subscriber to Company, to the extent that they are within the Subscriber’s control, shall cause Company or the Members to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and any regulations promulgated thereunder. The Subscriber further understands that the Company or the Members may release confidential information about the Subscriber and, if applicable, any underlying beneficial owners, to proper authorities if the Members, in their sole discretion, determine that it is in the best interests of the Company in light of relevant rules and regulations under the laws set forth in above.

5.                  Indemnification. The Subscriber hereby agrees to indemnify and hold harmless the Company, the Members and each director, officer or employee thereof from and against any and all loss, damage or liability due to or arising out of any inaccuracy or breach of any representation or warranty of the Subscriber set forth herein.

6.                  Survival of Agreements, Representations and Warranties. All agreements, representations and warranties contained herein or made in writing in connection with the transactions contemplated by this Agreement shall survive the execution of this Agreement, any investigation at any time made by the Subscriber, the Company or the Members or on behalf of any of them and the sale and purchase of the Units and payment therefor.

7.                  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.                  Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only with the written consent of the Subscriber and the Members.

9.                  Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado, without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Colorado.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT B – FORM OF SUBSCRIPTION AGREEMENT PAGE 5 OF 5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and investor questionnaire as of the dates set forth below.

SUBSCRIBER:

Name:

Dated:

Total Capital Commitment:

Mailing Address:

Telephone Number:

State/Country of Domicile:

Email Address:

Federal Tax ID (or Soc. Sec. #):

BLUE BRONCO, LLC:

By:

Name:

Title:

Dated:

EXHIBIT B – FORM OF SUBSCRIPTION AGREEMENT SIGNATURE PAGE

EXHIBIT C

RISK FACTORS

Legal and Political Risks Marijuana remains illegal under federal law.

Marijuana is a Schedule-I controlled substance and is illegal under federal law in the United States. It remains illegal under United States federal law to grow, cultivate, sell or possess marijuana for any purpose or to assist or conspire with those who do so. Additionally, 21 U.S.C. 856 makes it illegal to “knowingly open, lease, rent, use, or maintain any place, whether permanently or temporarily, for the purpose of manufacturing, distributing, or using any controlled substance.” Even in those states in which the use of marijuana has been authorized, its use remains a violation of federal law. Any person that is connected to the marijuana industry, including, but not limited to, the Subscriber or investors in the Company, may be at risk of federal criminal prosecution and civil liability. Any investments could also be subject to civil or criminal forfeiture and a total loss. Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in the Company’s inability to proceed with its business plan and a possible total loss of its investment. Additionally, pursuant to 26 U.S. Code § 280E, any business engaged in the trafficking of a controlled substance may be prohibited from making certain deductions or obtaining certain tax credits.

Some courts have determined that contracts relating to state legal cultivation and sale of marijuana are unenforceable on the grounds that they are illegal under federal law and therefore void as a matter of public policy. This could substantially impact the rights of parties making or defending claims involving the Company and any lender or member of the Company.

Due to the federal illegality of marijuana and the charged political climate surrounding the marijuana industries of various states, political risks are inherent in the marijuana industry. It remains to be seen whether policy changes at the federal level will have a chilling effect on the marijuana industry.

Rescission of the “Cole Memo.”

On January 4, 2018, then-Attorney General Sessions rescinded the previously issued memoranda from the Justice Department which de-prioritized the enforcement of federal law against marijuana users and businesses who comply with state marijuana laws, adding uncertainty to the question of how the Federal government will now choose to enforce federal laws regarding marijuana. Attorney General Sessions issued a memorandum to all United States Attorneys in which Attorney General Sessions affirmatively rescinded the previous guidance as to marijuana enforcement, calling such guidance “unnecessary.”

Attorney General Sessions’ one-page memorandum was vague in nature, stating that federal prosecutors should use established principals in setting their law enforcement priorities. Under previous administrations, the U.S. Department of Justice indicated that those users and suppliers of medical marijuana who complied with state laws, which required compliance with certain criteria, would not be prosecuted. As a result, it is now unclear if the Justice Department will seek to enforce the Controlled Substances Act against those users and suppliers who comply with state marijuana laws. If such enforcement occurs, the federal government may raid the Company, seize all of its equipment and inventory, and arrest all of its officers, executives, and owners, including the Subscriber.

EXHIBIT C – OMNIBUS RISK FACTORS PAGE 1 OF 9

However, current Attorney General William Barr indicated he would not promote prosecution against companies that have relied on the Cole Memo, nor would he upset expectations or reliant interests related to it. At this point, it is unclear whether, and to what extent, the risk of federal enforcement will be altered under Attorney General Barr.

The FinCEN Memo could be rescinded.

Despite Attorney General Sessions’ rescission of the Cole Memorandum, the Department of the Treasury, Financial Crimes Enforcement Network has not rescinded the “FinCEN Memo” dated February 14, 2014, which de-prioritizes enforcement of the Bank Secrecy Act against financial institutions and marijuana-related businesses which utilize them. This memo appears to be a standalone document, and is presumptively still in effect.

At any time, the Department of the Treasury, Financial Crimes Enforcement Network could elect to rescind the FinCEN Memo. This would make it more difficult for the Company to access the

U.S. banking system and conduct financial transactions, which would have a material adverse effect on the Company Business (as defined herein). Enforcement of the Bank Secrecy Act against the Company would also be made more likely by the rescission of the FinCEN Memo. This would subject the Company’s officers, executives, and owners, including the Subscriber, to potential criminal prosecution, and would have a material adverse effect on the Company Business.

Even with the FinCEN Memo in place, prosecution of the Company for violations of the Bank Secrecy Act remains possible, as the FinCEN Memo is only prosecutorial guidance and does not have the force of law.

The 2015 Appropriations Rider must be reauthorized every year to provide any protections.

In 2014, Congress passed a spending bill (the “2015 Appropriations Bill”) containing a provision (the “Appropriations Rider”) blocking federal funds and resources allocated under the 2015 Appropriations Bill from being used to “prevent such States from implementing their own State [medical marijuana] law.” The Appropriations Rider seemed to have prohibited the federal government from interfering with the ability of states to administer their medical marijuana laws, although it did not codify federal protections for medical marijuana patients and producers. Moreover, despite the Appropriations Rider, the Justice Department maintains that it can still prosecute violations of the federal marijuana ban and continue cases already in the courts.

Additionally, the Appropriations Rider must be re-enacted every year. While it was continued in 2016, 2017, and through a series of short-term spending bills in 2018 and early 2019, the Appropriations Rider was briefly not in effect during the federal government shutdown that began on December 22, 2018. However, on February 15, 2019, Congress passed the Consolidated Appropriations Act, 2019, extending the Appropriations Rider through September 30, 2019. Prior to the expiration of the Consolidated Appropriations Act, 2019, Congress passed a continuing resolution on September 26, extending the Appropriations Rider through November 21, 2019, and later passed an additional continuing resolution on November 21, 2019, extending the Appropriations Rider through December 20, 2019. The Appropriations Rider was most recently renewed on December 20, 2019 through the signing of the FY 2020 omnibus spending bill, which will remain effective through September 30, 2020.

EXHIBIT C – OMNIBUS RISK FACTORS PAGE 2 OF 9

The Company’s business is dependent on laws pertaining to the marijuana industry, and further legislative development is not guaranteed.

The Company’s business plan involves the cultivation, distribution, manufacture, storage, transportation, and/or sale of medical and adult use marijuana products in compliance with applicable state law, but in violation of federal law, (generally referred to herein as the “Company Business”). Continued development of the marijuana industry is dependent upon continued legislative and regulatory authorization of marijuana at the state level. Any number of factors could slow or halt progress in this area. Further progress is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative and regulatory process. Any one of these factors could slow or halt business operations relating to marijuana or the current tolerance for the use of marijuana by consumers, which would negatively impact the Company Business.

The marijuana industry faces strong opposition.

Many believe that several large, well-funded businesses may have a strong economic opposition to the marijuana industry. The Company believes that the pharmaceutical industry does not want to cede control of any product that could generate significant revenue. For example, medical marijuana will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies. Further, the medical marijuana industry could face a material threat from the pharmaceutical industry should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses that of the medical and retail marijuana industries. Any inroads the pharmaceutical industry makes in halting or impeding the marijuana industry could have a detrimental impact on the Company Business.

Tax matters.

To the extent that § 280E of the Internal Revenue Code is applicable to the Company and its business, the Company may not be able to deduct certain business expenses, thereby reducing its taxable income, and as a result may pay much higher federal taxes than other businesses. This could have a materially adverse impact on the Company’s financing results and ability to fund its operations and the Company may, in fact, operate at a loss, after taking into account its U.S. income tax expenses.

The Company and its advisors have not provided any tax advice or made any representations relating to the tax treatment of any investment in the Company, including any acquisition of the Units by the Subscriber. THE SUBSCRIBER SHOULD SEEK TAX ADVICE, BASED ON THE SUBSCRIBER’S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR PRIOR TO ACQUIRING THE UNITS.

EXHIBIT C – OMNIBUS RISK FACTORS PAGE 3 OF 9

The legality of marijuana could be reversed.

The voters or legislatures of Colorado could potentially repeal Applicable Laws which permit both the operation of medical and retail marijuana businesses. These actions might force the Company to cease the Company Business.

Enforceability of contracts.

It is a fundamental principle of law that a contract will not be enforced if it involves a violation of law or public policy. Notwithstanding that marijuana-related businesses operate pursuant to the laws of states in which such activity is legal under state law, judges have on a number of occasions refused to enforce contracts for the repayment of money when the loan was used in connection with activities that violate federal law, even if there is no violation of state law. There remains doubt and uncertainty that the Company will be able to legally enforce contracts it enters into if necessary. As the Company cannot be assured that it will have a remedy for breach of contract, the Subscriber must bear the risk of the uncertainty in the law. If borrowers fail or refuse to repay loans and the Company is unable to legally enforce its contracts, the Company may suffer substantial losses for which it has no legal remedy.

Risk of criminal prosecutions for money laundering.

One possible repercussion for the Subscriber is a prosecution for violation of federal money laundering statutes, specifically U.S.C.A. § 1956 and § 1957. Because these statutes criminalize certain transactions involving the proceeds of activity which is itself criminal, it is possible that the Subscriber could be subject to prosecution for investing in, obtaining dividends from, or otherwise transacting with the Company. While there have been no recent prosecutions of creditors to or investors in marijuana-related businesses for violation of either § 1956 or § 1957, this could change along with federal enforcement priorities.

Risk of civil asset forfeiture.

Because the marijuana industry remains illegal under federal law, any property owned by participants in the marijuana industry which are either used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.

Risk of RICO prosecution or civil liability.

The Racketeer Influenced Corrupt Organizations Act (“RICO”) criminalizes the use of any profits from certain defined “racketeering” activities in interstate commerce. While intended to provide an additional cause of action against organized crime, due to the fact that marijuana is illegal under

EXHIBIT C – OMNIBUS RISK FACTORS PAGE 4 OF 9

U.S. federal law, the production and sale of marijuana qualifies marijuana-related businesses as “racketeering” as defined by RICO. As such, all officers, executives, and owners in a marijuana-related business could be subject to criminal prosecution under RICO, which carries substantial criminal penalties.

RICO can create civil liability as well: persons harmed in their business or property by actions which would constitute racketeering under RICO often have a civil cause of action against such “racketeers,” and can claim triple their amount of estimated damages in attendant court proceedings. The Company as well as its officers, executives, and owners could all be subject to civil claims under RICO.

Legal uncertainty.

Laws and regulations affecting the medical and retail marijuana industry are constantly changing, which could detrimentally affect the Company’s proposed operations. Local, state, and federal marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require the Company to incur substantial costs associated with compliance or alter its business plan. In addition, violations of these laws, or allegations of such violations, could disrupt the Company Business and result in a material adverse effect on the Company’s operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to the Company Business, including, but not limited to, regulations or laws impacting the amount of production that the Company’s partners are authorized to produce. The Company cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can the Company determine what effect additional governmental regulations or administrative policies and procedures, if promulgated, could have on the Company Business.

The Company Business is dependent on the acquisition and retention of various licenses by its partners and customers.

The Company Business is dependent on obtaining and maintaining various licenses from various municipalities and state licensing agencies in the State of Colorado. There can be no assurance that the Company will obtain any or all licenses necessary to operate their businesses, which could have a negative impact on the Company Business. If a licensing body were to determine the Company had violated the applicable rules and regulations, there is a risk the licenses granted could be revoked, which would negatively impact the Company Business. Further, there is no guarantee the Company will be able to obtain any additional licenses necessary to expand the Company Business.

The Company’s management team or other owners could be disqualified from ownership in the Company.

The Company Business is in a highly regulated industry in which many states have enacted extensive rules for ownership of a participant company. The Company’s founders, investors, or other owners (which could include the Subscriber) could become disqualified from having an ownership stake in the Company under relevant laws and regulations of applicable state and/or local regulators, if the applicable owner is convicted of a certain type of felony or fails to meet the requirements for owning equity in a company like the Company.

EXHIBIT C – OMNIBUS RISK FACTORS PAGE 5 OF 9

The Company may have difficulty accessing the service of banks and bankruptcy protections, which may make it difficult for them to operate or unwind.

Since the use of marijuana is illegal under federal law, there is a compelling argument that banks cannot lawfully accept for deposit funds from businesses involved with marijuana. Consequently, businesses involved in the marijuana industry often have trouble finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for the Company or its partners or customers to operate and the reliance on cash can result in a heightened risk of theft. Additionally, some courts have denied marijuana businesses bankruptcy protection, thus, making it very difficult for lenders to recoup their investments.

The Company will not have full access to federal intellectual property protections.

The United States Patent and Trademark Office does not allow trademarks directly related to marijuana and marijuana products to be registered due to the illegal nature of the business and products under federal law. While patent protection for inventions related to marijuana and marijuana products is available, there are substantial difficulties faced in the patent process by marijuana-related businesses. There can be no assurances that any proprietary business processes, patents, copyrights or trademarks that may be issued to a marijuana business will offer any degree of protection.

Insurance risks.

In the United States, many marijuana-related companies are subject to a lack of adequate insurance coverage including, without limitation, general coverage for cultivating marijuana and traditional commercial insurance covering dispensary transit. In addition, many insurance companies may deny claims for any loss relating to marijuana for reasons such as it is illegal under federal law, a contract for an illegal item is unenforceable, or there can be no insurable interest in an illegal item.

Product liability in marijuana-related companies.

Many marijuana-related companies are subject to strict product liability laws where a marijuana- related retailer who sells a defective product to a consumer is subject to liability for any harm that befalls that consumer due to the defect. For example, a retailer who sells marijuana infused products could be held liable if that product was tainted in the manufacturing process or inadequately labeled and a consumer subsequently fell ill, even if the retailer had nothing to do with the manufacturing process. Any suit against any marijuana-related business could adversely affect the Company and cause substantial losses for the Company. This area of law is unsettled and there is very little statutory or case law regarding marijuana and products liability.

Risks associated with young industries.

The marijuana industries in those states which have legalized such activity are not yet well- developed, and many aspects of these industries’ development and evolution cannot be accurately predicted. While the Company has attempted to identify many risks specific to the marijuana industry, the Subscriber should carefully consider that there are probably other risks that the Company has not foreseen or not mentioned in this document, which may cause the Subscriber to lose some, or all, of the Subscriber’s investment. Given the limited history, it is difficult to predict whether the marijuana market will continue to grow or whether it can be maintained. For example, as a result of the Company’s limited operating history in a new industry, it is difficult to discern meaningful or established trends with respect to the purchase activity of the Company’s customers.

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The Company expects that the market will evolve in ways which may be difficult to predict. For example, the Company anticipates that over time it will reach a point in most markets where the Company has achieved a market penetration such that investments in new customer acquisition are less productive and the continued growth of the Company’s revenue will require more focus on increasing the rate at which the Company’s existing customers purchase products. In the event of these or any other changes to the market, the Company’s continued success will depend on the Company’s ability to successfully adjust the Company’s strategy to meet the changing market dynamics. If the Company is unable to successfully adapt to changes in its markets, the Company’s business, financial condition, and results of operations could suffer a material negative impact.

Possible shrinkage or lack of growth in the marijuana industry.

If no additional states, U.S. territories, or countries allow the legal use of marijuana, or if one or more jurisdictions which currently allow it were to reverse position, the Company may not be able to grow, or the market for the Company’s products and services may decline. There can be no assurance that the number of jurisdictions which allow the use of marijuana will grow, and if it does not, there can be no assurance that the existing jurisdictions will not reverse position and disallow such use. If either of these events were to occur, not only would the growth of the Company’s business be materially impacted in an adverse manner, but the Company may experience declining revenue as the market for its products and services decline.

Illiquid investment, restrictions on transfer.

The Units are subject to legal and other restrictions on transfer and are investments for which no liquid market exists. As a consequence, the Subscriber may not be able to sell their Units if the Subscriber desired to do so, or to realize what it perceives to be fair value in the event of a sale or liquidation. There is no market for the Units and it should not be assumed that a public market will develop. The Units may not be resold, transferred, or otherwise disposed of by any holder except in compliance with applicable securities laws and the transfer restrictions contained in the Organization Documents. Accordingly, the Subscriber may not be able to liquidate their investment in the Company, or pledge the investment as collateral, and should consider their investment to be long-term.

Units not registered under the Securities Act or state Blue Sky laws.

The Units will not be registered for public sale or resale under the Securities Act or the securities laws of any state, in reliance upon exemptions which depend in part upon the investment intent of the Subscriber. There is no present plan to register the Units in the future. Accordingly, the Units must be acquired for investment purposes only and not with a view to resale or other distribution. The Units will only be offered and sold to such persons who are “accredited investors” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Units will be offered without registration in reliance upon the Securities Act exemption for transactions not involving a public offering. The Subscriber will be required to make certain representations to the Company, including that they are acquiring interests in the Company for their own account, for investment purposes only, and not with a view to their distribution.

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Need for additional financing.

The Company anticipates that it will be able to raise sufficient capital to fund its anticipated development and operation through various sources. However, the estimated budget is based on certain assumptions, including assumptions related to the performance of the business, and there can be no assurance that unanticipated unbudgeted costs will not be incurred or that the business will not perform as expected. Future events, including problems, delays, expenses and difficulties frequently encountered in the industry, as well as changes in economic, regulatory, or competitive conditions, may lead to cost increases that could make it necessary or advisable for the Company to seek additional financing. There can be no assurance that the Company would be able to obtain any necessary additional financing on terms acceptable to the Company, if at all. Also, additional financings may result in dilution of equity stakes in the Company.

Product risks.

The Company’s product line is in a new and unique product category and there can be no guarantee that any products will be appealing to consumers or will be a success commercially. As with any product, there is the possibility that a claim could be brought against the Company if any consumer has a negative reaction to the product.

Product recalls.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety, and inadequate or inaccurate labeling disclosure. Such recalls cause unexpected expenses of the recall and any legal proceedings that might arise in connection with the recall. This can cause loss of a significant amount of sales. In addition, a product recall may require significant management attention. Although the Company has detailed procedures in place for testing its products, there can be no assurance that any quality, potency, or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action, or lawsuits. Additionally, if one of the Company’s brands or products were subject to recall, the image of that brand and the Company could be harmed. Additionally, product recalls can lead to increased scrutiny of operations by applicable regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Results of future clinical research.

Research in Canada, the U.S., and internationally regarding the medical benefits, viability, safety, efficacy, dosing, and social acceptance of marijuana or isolated cannabinoids remains in early stages. There have been relatively few clinical trials on the benefits of marijuana or isolated cannabinoids (such as CBD and THC). Future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, marijuana. Given these risks, uncertainties, and assumptions, the Subscriber should not place undue reliance on such articles and reports. Future research studies and clinical trials may reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance, or other facts and perceptions related to marijuana, which could have a material adverse effect on the demand for the Company’s products with the potential to lead to a material adverse effect on the Company’s business, financial condition, results of operations, or prospects.

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Reliance on key inputs.

The marijuana business is dependent on a number of key inputs and their related costs including raw materials and supplies related to growing operations, as well as electricity, water, and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, results of operations, or prospects of the Company. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the Company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the Company in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, results of operations, or prospects of the Company.

Competition from synthetic production and technological advances.

The pharmaceutical industry may attempt to dominate the marijuana industry through the development and distribution of synthetic products which emulate the effects and treatment of organic marijuana. If they are successful, the widespread popularity of such synthetic products could change the demand, volume, and profitability of the marijuana industry. This could adversely affect the ability of the Company to secure long-term profitability and success through the sustainable and profitable operation of its business. There may be unknown additional regulatory fees and taxes that may be assessed in the future.

Constraints on marketing products.

The development of the Company’s business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by government regulatory bodies. The regulatory environment in the United States limits companies’ abilities to compete for market share in a manner similar to other industries. If the Company is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, the Company’s sales and results of operations could be adversely affected.

Fraudulent or illegal activity by employees, contractors, and consultants.

The Company is exposed to the risk that its employees, independent contractors, and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless, and/or negligent conduct or disclosure of unauthorized activities to the Company that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal and provincial healthcare fraud and abuse laws and regulations; or (iv) laws that require the true, complete, and accurate reporting of financial information or data. It may not always be possible for the Company to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Company, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on the Company’s business, including the imposition of civil, criminal, and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of the Company’s operations, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations, or prospects.

The foregoing list of risk factors does not purport to be a complete enumeration or explanation of the risks involved in an investment in the Company. The Subscriber should read this Agreement in its entirety and consult with their own advisors before deciding whether to invest in the Company. In addition, as the Company’s investment program develops and changes over time, an investment in the Company may be subject to additional and different risk factors.

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